UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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EVOLENT HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EVOLENT HEALTH, INC.
800 N. Glebe Road, Suite 500
Arlington, VA 22203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 8, 2017

Dear Stockholder:

You are invited to attend the 2017 annual meeting of stockholders (the “Annual Meeting”) of Evolent Health, Inc. (the “Company”), a Delaware corporation, which will be held on Thursday, June 8, 2017, at 10:00 a.m., local time, at 800 N. Glebe Road, Suite 500, Arlington, VA 22203. The Annual Meeting will be held for the following purposes:

1.
To elect the three Class II director nominees named in the proxy statement to serve on our Board of Directors until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified; and

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

Our Board of Directors has fixed the close of business on April 18, 2017, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

We make proxy materials available to our stockholders on the Internet. You can access proxy materials at
http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements. You also may authorize your proxy via the Internet by following the instructions on that website. In order to authorize your proxy via the Internet you must have the stockholder identification number that appears on the enclosed proxy card.

By Order of our Board of Directors,

Jonathan D. Weinberg
General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on June 8, 2017

This proxy statement and our 2016 Annual Report to Stockholders are available at
http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements

You may request and receive a paper or email copy of our proxy materials relating to the Annual Meeting and any future stockholder meetings free of charge by emailing proxymaterials@evolenthealth.com, calling 1-844-246-2928, or visiting http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements

Arlington, VA
April 27, 2017

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the reduced disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1 billion or more in annual gross revenues; (ii) December 31, 2020; (iii) our issuance, in a three-year period, of more than $1 billion in non-convertible debt; or (iv) the date on which we are deemed to be a large accelerated filer under U.S. Securities and Exchange Commission (“SEC”) rules.

EVOLENT HEALTH, INC.
800 N. Glebe Road, Suite 500
Arlington, VA 22203

PROXY STATEMENT

FOR OUR 2017 ANNUAL MEETING OF STOCKHOLDERS
to be held on June 8, 2017

These proxy materials are being made available in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Evolent Health, Inc., a Delaware corporation, for use at our 2017 annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, June 8, 2017, at 10:00 a.m., local time, at 800 N. Glebe Road, Suite 500, Arlington, VA 22203, or at any postponement or adjournment of the Annual Meeting. References in this proxy statement to “we,” “us,” “our,” “ours,” and the “Company” refer to Evolent Health, Inc., unless the context otherwise requires. Distribution of this proxy statement and a proxy card to stockholders is scheduled to begin on or about April 27, 2017, which is also the date by which these materials will be posted.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Holders of record of our Class A common stock and Class B common stock at the close of business on April 18, 2017, the record date for the Annual Meeting, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. If you are a holder of record of our Class A common stock or our Class B common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulate voting for the election of directors.

What is the purpose of the Annual Meeting?

At the Annual Meeting, you will be asked to vote on the following proposals:

•
Proposal 1: the election of the three Class II director nominees named in this proxy statement to serve on our Board until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified; and

•	Proposal 2: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

You also may be asked to consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of any business at the Annual Meeting. As of April 18, 2017, the record date, there were 57,040,976 shares of our Class A common stock outstanding and entitled to vote and 10,948,832 shares of our Class B common stock outstanding and entitled to vote.

Each share of Class A common stock and Class B common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the Annual Meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

As a result of voting agreements contained in our stockholders agreement described below under “Can certain principal stockholders of our common stock determine the outcome of the proposals,” we expect to have a quorum established for the Annual Meeting.

What vote is required to approve each proposal?

Proposal 1 and Proposal 2 require the affirmative vote of a majority of votes cast by the holders of our Class A common stock and Class B common stock, voting together as one class, whether present in person or by proxy at our Annual Meeting and entitled to vote for the proposal to be approved.

Can certain principal stockholders of our common stock determine the outcome of the proposals?

We are party to a stockholders agreement, dated June 4, 2015, with The Advisory Board Company (“The Advisory Board”), certain affiliates of TPG Global, LLC (“TPG”), and the University of Pittsburgh Medical Center (“UPMC”). As of April 18, 2017, these stockholders owned 36.6% of the voting power of our outstanding common stock. The stockholders agreement contains provisions related to the composition of our Board, the committees of our Board and our corporate governance. Under the stockholders agreement, these stockholders are entitled to nominate a majority of the members of our Board. In addition, these stockholders have agreed in the stockholders agreement to vote for each other’s Board nominees. Because each of the director nominees standing for reelection at the Annual Meeting has been nominated by a stockholder in accordance with our stockholders agreement, each principal stockholder has agreed to vote in favor of all director nominees. Although these stockholders do not represent a majority of the voting power of our outstanding common stock and cannot alone determine the outcome of the proposals, we expect that they will be able to significantly influence matters submitted to stockholders for vote, including the election of directors.

What effect do abstentions and “broker non-votes” have on the proposals?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposal 1 is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at his/her discretion on this proposal. Proposal 2 is considered a discretionary matter, and a broker will be permitted to exercise his/her discretion to vote uninstructed shares on this proposal.

An “abstention” will occur at the Annual Meeting if your shares of Class A common stock are deemed to be present at the Annual Meeting, either because you attend the Annual Meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the vote for either Proposal 1 or Proposal 2.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;

•	properly submitting to us a proxy with a later date;

•	submitting a vote at a later time online before the closing of this voting facility at 11:59 p.m. EDT, June 7, 2017; or

•	appearing in person and voting by ballot at the Annual Meeting.

If you attend the Annual Meeting, you may vote in person whether or not you previously have given a proxy, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously given proxy. Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee, that is, in “street name,” only that bank, broker or other nominee can revoke your proxy on your behalf.

You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Who will count the votes?

We have retained American Stock Transfer & Trust Company, LLC to tabulate the votes for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the final results of the voting in a Current Report on Form 8-K within four business days of the Annual Meeting.

How do I vote?

Voting in Person at the Annual Meeting. Only stockholders and persons holding proxies from stockholders may attend our Annual Meeting. All persons attending the Annual Meeting must bring a form of identification. If you hold your shares in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, LLC, and attend the Annual Meeting, you may vote in person at the Annual Meeting. If your shares are held by a bank, broker or other nominee, that is, in “street name,” and you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” from the bank, broker or other nominee that holds your shares of record.

Voting by Proxy. If your shares are registered directly in your name with our transfer agent, you have received a copy of proxy materials by mail. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote online. You can vote at www.voteproxy.com. To vote online, you must have a stockholder identification number provided in your proxy card.

•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and voting instructions have been forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form for this purpose.

If you sign and submit your proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified in the next question and in accordance with the discretion of the person named on the proxy card with respect to any other matters that may be voted upon at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the Annual Meeting.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that you vote:

•
FOR Proposal 1:the election of Matthew Hobart, Diane Holder and Michael D’Amato as directors to serve on our Board until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified; and

•	FOR Proposal 2:the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

What other information should I review before voting?

Our 2016 annual report, including our consolidated financial statements for the fiscal year ended December 31, 2016, is being made available to you along with this proxy statement. You may obtain, free of charge, copies of our 2016 annual report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which contains additional information about the Company, on our website at www.evolenthealth.com or by directing your request in writing to Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203, Attention: Investor Relations. The 2016 annual report and the Annual Report on Form 10-K, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, email or personal interviews.

Why didn’t I automatically receive a paper copy of the proxy statement, proxy card and annual report?

Pursuant to rules adopted by the SEC, we have elected to provide certain beneficial owners of our shares held in “street name” access to our proxy materials via the Internet.

How can I receive electronic access to the proxy materials?

You may access our proxy materials over the Internet at http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements. If you did not receive a paper copy of the proxy materials, the materials sent to you by your broker, nominee or other organization include instructions on how to request a printed set of the proxy materials by mail or an electronic set of materials by email. In addition, stockholders may request to receive future proxy materials in printed form, by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the environmental impact of the Annual Meeting. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive future proxy materials by email will remain in effect until you terminate it.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board consists of up to ten directors, excluding any directors elected by holders of any preferred stock pursuant to provisions applicable in the case of defaults and subject to applicable laws and stock exchange regulations. The exact number of directors will be fixed from time to time by resolution of the Board. Our Board currently consists of ten members and is divided into three staggered classes of directors, as nearly equal in number as possible. The current term of office of our Class II Directors expires at the Annual Meeting, while the term for our Class III Directors expires at the 2018 annual meeting and the term for our Class I Directors expires at the 2019 annual meeting. Upon unanimous recommendation by the Nominating and Governance Committee of the Board, the Board proposes that the following nominees, Matthew Hobart, Diane Holder and Michael D’Amato, each a current Class II Director, be elected for new terms of three years and until their successors are duly elected and qualified as Class II Directors. Each of the nominees has consented to serve if elected. All of our director nominees are current members of our Board. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxy holders will vote for the substitute nominee designated by the Board. There is no limit on the number of terms a director may serve on our Board.

Pursuant to our stockholders agreement with TPG, UPMC and The Advisory Board, for so long as each of TPG, UPMC and The Advisory Board owns at least 40% of the shares of common stock held by it following the completion of our initial public offering, such stockholder will be entitled to nominate two directors to serve on our Board. When such stockholder owns less than 40% but at least 5% of the shares of common stock held by it following the completion of our initial public offering, such stockholder will be entitled to nominate one director to serve on our Board. Pursuant to these provisions, TPG has designated Matthew Hobart and Norman Payson, MD, UPMC has designated Diane Holder and David Farner, and The Advisory Board has designated Michael D’Amato and Michael Kirshbaum. Matthew Hobart, Diane Holder and Michael D’Amato are nominees for reelection under this Proposal 1. TPG, UPMC and The Advisory Board have agreed in the stockholders agreement to vote for each other’s Board nominees.

Information Regarding Director Nominees and Directors

Set forth below is biographical information about each of the directors and director nominees. In addition, we have described the experience, qualifications, attributes and skills of each director the Board considered in determining that such director should serve on our Board.

Directors Standing for Election

Class II Director Nominees to Serve Until the 2020 Annual Meeting

Matthew Hobart, 46, Independent Director

Matthew Hobart has served on our Board since September 2013. Mr. Hobart is a Partner with TPG, and leads the Healthcare and Financial Services investments for TPG Growth, the middle market and growth equity investment fund of TPG. Mr. Hobart is currently a board member of Northstar Anesthesia, Cancer Treatment Services International, GoHealth and Precision Medicine, and his previous board service includes Greencross Limited, The Vincraft Group, Schiff Nutrition International, Inc., a public company, iMDSoft, Wil Research and Agraquest. From 2001 until he joined TPG Growth in 2004, Mr. Hobart was the Vice President of Corporate Development for Critical Path. Previously, Mr. Hobart co-founded and from 1999 to 2001 served as a Managing Director of Vectis Group. From 1993 to 1997, Mr. Hobart made private equity investments in the United States and Europe for Morgan Stanley Capital Partners III L.P. and helped raise and invest funds for the Morgan Stanley Global Emerging Markets Fund. Mr. Hobart holds a bachelor of arts in economics from Miami University and a master in business administration from Stanford University Graduate School of Business. We believe that Mr. Hobart is qualified to serve on our Board because of his extensive experience in leadership, corporate governance and finance.

Diane Holder, 67, Director

Diane Holder has served on our Board since August 2011. Ms. Holder has been an Executive Vice President of UPMC since 2007, President of the UPMC Insurance Services Division and President and CEO of UPMC Health Plan since 2004. Ms. Holder holds a bachelor of arts in psychology from the University of Michigan and a master of science in social work from Columbia University. We believe that Ms. Holder is qualified to serve on our Board because of her extensive career in healthcare.

Michael D’Amato, 63, Independent Director

Michael D’Amato has served on our Board since April 2016. Since October 2016, Mr. D’Amato has served in various executive capacities in the finance and strategy functions of Optoro Inc., and since June 2011, Mr. D’Amato has served as Managing Partner of Sears Road Partners LLC, a private investment company. Prior to joining Sears Road Partners LLC, Mr. D’Amato served as Senior Advisor to Jeff Zients, the Federal Chief Performance Officer and Deputy Director for Management of the Office of Management and Budget from June 2009 to June 2011. From 2004 to 2009, he was a Founding Partner of Portfolio Logic LLC, an investment company focused on small-cap public and private companies, with particular emphasis on healthcare. From 1995 to 2004, he held various executive roles at The Advisory Board, a public company, including Chief Financial Officer (1996-1998) and Executive Vice President (1998-2001), and served as a Director from 2001 to 2004. Prior to joining The Advisory Board, Mr. D’Amato held various roles at the management consulting firm Bain & Company, including Senior Partner, where he focused on strategy and organizational development. Mr. D’Amato received a bachelor of science degree from The Massachusetts Institute of Technology and master’s degree in business administration from Harvard Business School. We believe that Mr. D’Amato is qualified to serve on our Board because of his experience in healthcare, finance and consulting, including his roles as Chief Financial Officer and Director of The Advisory Board.

The Board of Directors unanimously recommends a vote FOR the election of each of the three director nominees named above.

Other Directors Not Standing for Election at this Annual Meeting

Directors who will continue to serve after the Annual Meeting are:

Class III Directors with Terms Expiring at the 2018 Annual Meeting

Bruce Felt, 59, Independent Director

Bruce Felt has served on our Board since June 2015. Since August 2014, Mr. Felt has served as Chief Financial Officer of Domo, Inc. From July 2012 to June 2014, Mr. Felt served as Chief Financial Officer of Ten-X (formerly Auction.com). From October 2006 to July 2012, Mr. Felt served as the Chief Financial Officer of SuccessFactors, Inc. From February 2005 through August 2006, Mr. Felt served as chief financial officer of LANDesk Software, Inc. Subsequent to LANDesk’s acquisition by Avocent Corp. in August 2006, Mr. Felt was retained by Avocent through February 2007 on a transitional basis to manage certain matters. From April 1999 to February 2005, Mr. Felt served as Chief Financial Officer of Integral Development Corporation. Mr. Felt currently sits on the board of directors of Hightail Inc., Alfresco Software, Inc. and Personal Capital Corporation and has been a member of various non-profit boards. Mr. Felt was a member of the Board of Directors of Yodlee, Inc., a public company, from March 2014 until November 2015. Mr. Felt holds a bachelor of science in accounting from the University of South Carolina and a master’s degree in business administration from Stanford University Graduate School of Business. We believe that Mr. Felt is qualified to serve on our Board because of his financial and accounting background, as well as his experience serving as a senior executive for publicly traded technology companies.

Kenneth Samet, 59, Independent Director

Kenneth Samet has served on our Board since September 2015. Since January 2008, Mr. Samet has served as Chief Executive Officer of MedStar Health, Inc. He previously served as that organization’s President from 2003 and as Chief Operating Officer from 1998. From 1990 to 2000, Mr. Samet served as President of MedStar Washington Hospital Center. From the mid-1980s to 1990, he held a variety of leadership positions with the Medlantic Healthcare Group. Mr. Samet served as a Director of Catalyst Health Solutions, Inc., a public company, from April 2006 to July 2012, and has served as a Director of Cogentix Medical, Inc., a public company, since July 2016. Mr. Samet received a bachelor’s degree in business administration from the Old Dominion University and a master’s degree in health services administration from the University of Michigan. We believe that Mr. Samet is qualified to serve on our Board because of his extensive career in healthcare, leadership and corporate governance.

Cheryl Scott, 67, Independent Director

Cheryl Scott has served on our Board since November 2015. Since July 2016, Ms. Scott has served as the Main Principal of the McClintock Scott Group. From June 2006 to July 2016, Ms. Scott served as senior advisor to the Bill & Melinda Gates Foundation. Before joining the foundation, Ms. Scott served for eight years as President and Chief Executive Officer of Group Health Cooperative. She previously served as that organization’s Executive Vice President and Chief Operating Officer. Ms. Scott received her bachelor’s degree in communications and master’s degree in health management from the University of Washington. We believe that Ms. Scott is qualified to serve on our Board because of her extensive career in healthcare, leadership and corporate governance, including as the Chief Executive Officer of Group Health Cooperative.

Frank Williams, 50, Director

Frank Williams, our founder, has served as our Chief Executive Officer since August 2011 and on our Board since August 2011. He served as the Chief Executive Officer of The Advisory Board from 2001 to 2008. Mr. Williams was a member of the board of directors of The Advisory Board, a public company, from 2001 to 2015. Prior to joining The Advisory Board, Mr. Williams served as President of MedAmerica OnCall from March 1999 to early 2001, President of Vivra Orthopedics from 1995 to 1999, and as a management consultant for Bain & Co. from June 1988 to June 1990. He currently serves on the boards of Business Talent Group and Peer Health Exchange. Mr. Williams holds a bachelor of arts degree in Political Economies of Industrial Societies from the University of California, Berkeley, and a master of business administration from Harvard Business School. We believe that Mr. Williams is qualified to serve on our Board because of his extensive knowledge and experience in all aspects of our business and his extensive experience in the healthcare and consulting services fields, including as Chief Executive Officer of The Advisory Board.

Class I Directors with Terms Expiring at the 2019 Annual Meeting

David Farner, 53, Director

David Farner has served on our Board since September 2014. Mr. Farner has been with UPMC for nearly 30 years, holding various senior leadership positions for the last 20 years, including Chief Financial Officer. Since 2010, Mr. Farner has served as Executive Vice President and Chief Strategic and Transformation Officer of UPMC. Prior to UPMC, Mr. Farner worked as an auditor at Arthur Anderson & Company. Mr. Farner holds a bachelor of science in computer information systems from Westminster College. We believe that Mr. Farner is qualified to serve on our Board because of his extensive career in healthcare and finance.

Michael Kirshbaum, 40, Director

Michael Kirshbaum has served on our Board since September 2013. Mr. Kirshbaum has served as the Chief Financial Officer of The Advisory Board since February 2006. Mr. Kirshbaum joined The Advisory Board in 1998 and became treasurer in March 2007. Prior to his current role, Mr. Kirshbaum held a variety of positions across The Advisory Board’s finance group, including senior director of finance from 2003 to 2005, where he was responsible for most finance operations, including the overall financial strategy and budgeting process, as well as a number of other accounting functions. Mr. Kirshbaum holds a bachelor of science in economics from Duke University. We believe that Mr. Kirshbaum is qualified to serve on our Board because of his experience in corporate strategy and finance, including as the Chief Financial Officer of The Advisory Board.

Norman Payson, MD, 69, Director

Norman Payson, MD has served on our Board since December 2013. Dr. Payson was co-founder and Chief Executive Officer of Healthsource from 1985 to 1997, Chief Executive Officer of Oxford Health Plans from 1998 to 2002, Chairman of Concentra from 2005 to 2008 and Chief Executive Officer of Apria Healthcare Group Inc., a public company, from 2008 to 2012, where he is currently a member of the Board of Directors and a consultant. Since 1997, Dr. Payson has served as President of NCP, Inc., his family office, through which he engages in consulting and personal investment activities. Dr. Payson holds a bachelor of science degree in earth and planetary sciences from the Massachusetts Institute of Technology and received his doctorate in medicine from Dartmouth Medical School. We believe that Dr. Payson is qualified to serve on our Board because of his 30-year career as chief executive officer or chairman of multiple healthcare organizations, including publicly-traded companies.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by law, the NYSE or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification at the Annual Meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2011 and is considered by our management to be well-qualified. PricewaterhouseCoopers LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement at the Annual Meeting if he or she so desires and will be available to respond to appropriate questions.

A majority of all of the votes cast at the Annual Meeting at which a quorum is present in person or represented by proxy is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will have no effect on this proposal.

Fee Disclosure

The following is a summary of the fees billed by PricewaterhouseCoopers LLP for professional services rendered for us for the fiscal years ended December 31, 2016, and 2015:

	2016	2015
Audit Fees	$1,654,239	$939,667
Audit-Related Fees	320,000	—
Tax Fees	—	101,167
All Other Fees	1,800	1,800
Total	$1,976,039	$1,042,634

Audit Fees

“Audit Fees” include fees associated with professional services rendered for the audit of the financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, the issuance of consents by PricewaterhouseCoopers LLP to be named in our registration statements and to the use of their audit report in the registration statements, and fees associated with transactions and proposed transactions (including acquisitions, our initial public offering and other securities offerings).

Audit-Related Fees

“Audit-Related Fees” refers to fees for due diligence in connection with acquisitions and for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including fees associated with assessments of our internal controls.

Tax Fees

“Tax Fees” refers to fees and related expenses for professional services for tax compliance, tax advice and tax planning.

All Other Fees

“All Other Fees” refers to fees and related expenses for products and services other than services described above, including fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

Our Audit Committee considers whether the provision by PricewaterhouseCoopers LLP of any services that would be required to be described under “All Other Fees” would be compatible with maintaining PricewaterhouseCoopers LLP’s independence from both management and the Company.

Pre-Approval Policies and Procedures of our Audit Committee

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee is directly responsible for the appointment, compensation, retention, removal and oversight of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Our Audit Committee must pre-approve all audit, non-audit and any other services to be provided by the independent registered public accounting firm. All of the fees billed by PricewaterhouseCoopers LLP for the professional services rendered for us for the fiscal year ended December 31, 2016, were pre-approved by our Audit Committee.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, (the “Securities Act”) or the Exchange Act, that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

The undersigned members of the Audit Committee of the Board of Directors of Evolent Health, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2016, as follows:

1.	the Audit Committee has reviewed and discussed with management the audited financial statements of Evolent Health, Inc. and Evolent Health LLC for the fiscal year ended December 31, 2016;

2.
the Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them by Auditing Standard No. 16, “Communications with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board; and

3.
the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements of Evolent Health, Inc. and Evolent Health LLC be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

Submitted by our Audit Committee

Bruce Felt (Chairman)
Kenneth Samet
Cheryl Scott

CORPORATE GOVERNANCE AND BOARD STRUCTURE

Board of Directors Meetings and Committees

The Board met eight times during 2016. Each incumbent member of the Board attended 75% or more of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. We do not have a policy on director attendance at our Annual Meeting. None of our directors other than Mr. Williams attended our 2016 annual meeting of stockholders.

Standing committees of our Board include the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Compliance and Regulatory Affairs Committee. The principal functions of each of these committees are briefly described below. The current charters for each of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Compliance and Regulatory Affairs Committee are available on our website at www.evolenthealth.com.

Loss of Controlled Company Status

Until October 3, 2016, the Company was a controlled company under the NYSE corporate governance standards. Under the NYSE standards, a controlled company may elect not to comply with certain NYSE corporate governance standards, including: (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that the Company have a nominating/corporate governance committee that is composed of entirely independent directors, and (3) the requirement that the Company have a compensation committee that is composed of entirely independent directors. While it was a controlled company, the Company elected to utilize these exemptions. The Company is in a transition period and does not yet have a majority independent board. The Company intends to meet the majority independence requirement by the one-year anniversary of its loss of controlled company status. The Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee are fully independent under the applicable NYSE listing standards and rules of the SEC.

Audit Committee

Our Audit Committee currently consists of Bruce Felt (Chair), Cheryl Scott and Kenneth Samet. In 2016, the Audit Committee met four times. The Audit Committee, among other things:

•	Oversees the quality and integrity of our financial statements and accounting practices;

•	Selects and appoints an independent registered public accounting firm, such appointment to be ratified by stockholders at our Annual Meeting;

•	Pre-approves all services to be provided to us by our independent registered public accounting firm;

•	Reviews and evaluates the qualification, performance, fees and independence of our registered public accounting firm;

•
Reviews with our independent registered public accounting firm and our management the plan and scope of the accounting firm’s proposed annual financial audit and quarterly review, including the procedures to be utilized;

•
Reviews with our independent registered public accounting firm and our management the accounting firm’s significant findings and recommendations upon the completion of the annual financial audit and quarterly reviews;

•	Oversees our internal audit function;

•
Reviews our annual and interim financial statements, the report of our independent registered public accounting firm on our annual financial statements, Management’s Report on Internal Control over Financial Reporting and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations in our periodic reports and other filings with the SEC;

•	Meets with our independent registered public accounting firm and our management regarding our internal controls, critical accounting policies and practices and other matters;

•	Discusses earnings releases and reports to rating agencies with our management;

•	Assists our board in the oversight of our financial structure, financial condition and capital strategy;

•	Administers our policy governing related party transactions; and

•	Oversees our compliance program, response to regulatory actions involving financial, accounting and internal control matters, internal controls and risk assessment policies.

The Board has determined that Bruce Felt qualifies as an “audit committee financial expert,” as such term is defined in the rules of the SEC, and that Bruce Felt, Cheryl Scott and Kenneth Samet meet the standards of independence required by SEC rules and NYSE listing standards applicable to members of audit committees; the Company’s Audit Committee is fully independent.

Compensation Committee

From January 1, 2016, through September 21, 2016, our Compensation Committee consisted of Michael D’Amato, Matthew Hobart (Chair) and Diane Holder. Under the NYSE Rules, upon ceasing to qualify as a controlled company, a company’s compensation committee must include at least one independent director, and within 90 days of ceasing to qualify as a controlled company, a company’s compensation committee must be comprised of a majority of independent directors. A company’s compensation committee must be fully independent by the one-year anniversary of its loss of controlled company status. In connection with this requirement, effective as of September 21, 2016, Diane Holder resigned from our Compensation Committee and was replaced by Cheryl Scott, and effective as of December 14, 2016, Michael D’Amato resigned from our Compensation Committee and was replaced by Bruce Felt. The Board has determined that each of Bruce Felt, Matthew Hobart and Cheryl Scott meet the standards of independence required by SEC rules and NYSE listing standards applicable to members of compensation committees; the Company’s Compensation Committee is fully independent.

The Compensation Committee met four times in 2016. The Compensation Committee, among other things:

•	Sets and review our general policy regarding executive compensation;

•	Determines the compensation (including salary, bonus, equity-based grants and any other long-term cash compensation) of our chief executive officer and our other senior executives;

•	Oversees our disclosure regarding executive compensation;

•	Administers our executive bonus and equity-based incentive plans;

•	Reviews and makes recommendations to our board with respect to non-employee director compensation; and

•
Assesses the independence of compensation consultants, legal counsel and other advisors to the Compensation Committee and hires, approves the fees and oversees the work of, and terminates the services of such advisors.

Except as prohibited by law, applicable regulations of the NYSE, our Charter or our amended and restated by-laws, the compensation committee may delegate its responsibilities to subcommittees or individuals.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has directly engaged Exequity LLP (“Exequity”) as its independent compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation. All executive compensation services provided by Exequity were directed or approved by the Compensation Committee, and Exequity reports directly to the Compensation Committee on this assignment. Exequity attended a portion of each of the Compensation Committee meetings during 2016. The Compensation Committee has concluded that no conflict of interest exists with Exequity with respect to the services it provided to the Compensation Committee during 2016. Exequity did not provide any services to the Company or its management other than services to the Compensation Committee, and we do not currently expect Exequity to provide other services to the Company while serving as the Compensation Committee’s consultant.

In addition to Exequity, members of our human resources, legal and finance departments support the Compensation Committee in its work management by providing data, analysis and recommendations regarding the Company’s executive and director compensation practices and policies and individual pay recommendations.

Compensation Committee Interlocks and Insider Participation

Michael D’Amato, Bruce Felt, Matthew Hobart, Diane Holder and Cheryl Scott served on our Compensation Committee during 2016. None of the members of our Compensation Committee has at any time been an officer or employee of the Company. As described above, Matthew Hobart is a Partner with TPG and Diane Holder is an Executive Vice President of UPMC, President of the UPMC Insurance Services Division and President and CEO of UPMC Heath Plan. Michael D’Amato, Matthew Hobart and Diane Holder were appointed to our Board by The Advisory Board, TPG and UPMC, respectively, pursuant to the provisions of our stockholders agreement as described above. Certain transactions involving these parties are described under the heading “Certain Relationships and Related Party Transactions.” During 2016, none of our executive officers served as a member of the board of directors or a compensation committee of any entity for which a member of our Board or Compensation Committee served as an executive officer.

Nominating and Governance Committee

From January 1, 2016, through December 14, 2016, our Nominating and Governance Committee consisted of Michael D’Amato, David Farner, Bruce Felt, Matthew Hobart, Diane Holder, Michael Kirshbaum, Norman Payson, MD, Kenneth Samet, Cheryl Scott and Frank Williams. Under the NYSE Rules, upon ceasing to qualify as a controlled company, a company’s nominating and corporate governance committee must include at least one independent director, and within 90 days of ceasing to qualify as a controlled company, a company’s nominating and corporate governance committee must be comprised of a majority of independent directors. A company’s nominating and corporate governance committee must be fully independent by the one-year anniversary of its loss of controlled company status. As a result, effective as of December 14, 2016, Michael D’Amato, David Farner, Bruce Felt, Diane Holder, Michael Kirshbaum, Norman Payson, MD, and Frank Williams resigned from our Nominating and Governance Committee. The Board has determined that Matthew Hobart, Kenneth Samet and Cheryl Scott meet the standards of independence required by SEC rules and NYSE listing standards; the Company’s Nominating and Governance Committee is fully independent.

The Nominating and Governance Committee met two times in 2016. The Nominating and Governance Committee, among other things:

•	Oversees our corporate governance practices;

•	Evaluates the composition, size and governance of our Board and its committees and makes recommendations regarding the appointment of directors to our committees;

•	Considers stockholder nominees for election to our Board;

•	Evaluates and recommends candidates for election to our Board;

•	Leads the self-evaluation process of our Board;

•	Reviews our corporate governance guidelines and provides recommendations to the board regarding possible changes; and

•	Oversees and monitors general governance matters, including communications with stockholders and regulatory developments relating to corporate governance.

Compliance and Regulatory Affairs Committee

Our Compliance and Regulatory Affairs Committee consists of Diane Holder (Chair), Michael Kirshbaum and Norman Payson, MD. The Compliance and Regulatory Affairs Committee met three times in 2016. The Compliance and Regulatory Affairs committee, among other things:

•	Assists our Board in carrying out its responsibilities relating to regulatory compliance and ethics;

•	Oversees our compliance program;

•	Reviews and recommends for approval our code of business conduct and ethics;

•	Oversees our response to regulatory actions, and privacy and security issues; and

•	Reviews the processes and procedures for reporting concerns by our partners, our employees and our vendors.

GOVERNANCE OF THE COMPANY

We are committed to operating our business under strong and accountable corporate governance practices. Our committee charters, code of business conduct and ethics and corporate governance guidelines are available on our website at www.evolenthealth.com. Any stockholder also may request them in print, without charge, by contacting our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and principal accounting officer. Any waiver of the code for directors or executive officers and any amendment of the code may be made only by our Board. We intend to make disclosures of such waivers or amendments required by SEC rules and NYSE listing standards, if any, through publication on our website, www.evolenthealth.com.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas, including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, Board agenda, roles of the Chairman of the Board, Chief Executive Officer and presiding director, meetings of independent directors, committee composition, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

Board Leadership Structure

Our Board leadership structure consists of a Chairman of the Board who is also our CEO.

Periodically, our Nominating and Governance Committee assesses these roles and the Board leadership structure to ensure the interests of the Company and its stockholders are best served.

Both the Chairman and CEO positions are currently held by Mr. Williams. We also have a Presiding Director selected by the Board in the manner it determines to be in the best interests of the Company’s stockholders. Mr. Felt currently serves as the Presiding Director.

The duties of the Presiding Director include:

•	Presiding at meetings of the Board at which the Chairman is not present;

•	Collaborating with the Nominating and Governance Committee and the Compensation Committee to organize and communicate performance evaluations of the Chairman/CEO;

•	Serving as liaison between the chairman and the independent directors;

•	Approving information, meeting agendas and meeting schedules sent to the Board;

•	Calling meetings of the independent directors, as appropriate; and

•	If requested by major stockholders, ensuring that he or she is available for consultation and direct communication, as appropriate.

Our Board has determined that its current structure, with combined Chairman and CEO roles and a Presiding Director is in the best interests of the Company and its stockholders at this time. A number of factors support the leadership structure chosen by the Board, including, among others:

•	Mr. Williams has extensive knowledge of all aspects of the Company and its business and risks, its industry and its customers;

•	Mr. Williams is intimately involved in the day-to-day operations of the Company and is best positioned to elevate the most critical business issues for consideration by the Board;

•	The Board believes having Mr. Williams serve in both capacities allows him to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges;

•	A combined Chairman and CEO structure provides the Company with decisive and effective leadership with clearer accountability to our stockholders and customers;

•	This structure allows one person to speak for and lead the company and the Board;

•	The combined role is both counterbalanced and enhanced by the effective oversight and independence of our Board, and the independent leadership provided by our Presiding Director; and

•
In our view, splitting the roles would potentially make our management and governance processes less effective through undesirable duplication of work and possibly lead to a blurring of clear lines of accountability and responsibility.

Board’s Role in Risk Oversight

Our Board plays an active role in overseeing management of our risks. The committees of our Board assist our full Board in risk oversight by addressing specific matters within the purview of each committee. Our Audit Committee focuses on financial compliance (i.e., accounting and financial reporting), as well as internal controls and any audit steps taken in light of material control deficiencies. Our Audit Committee discusses our major financial and other risk exposures and the steps that management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Our Compensation Committee focuses primarily on risks relating to executive compensation plans and policies. Our Nominating and Governance Committee focuses on reputational and corporate governance risks relating to our company including the independence of our Board. Our Compliance and Regulatory Affairs Committee focuses on our regulatory compliance and corporate ethics. While each of these committees is responsible for evaluating certain risks and overseeing the management of such risks, our full Board remains regularly informed regarding such risks through committee reports and otherwise. In addition, our Board and these committees receive regular reports from our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel and other members of senior management regarding areas of significant risk to us, including operational, strategic, legal and regulatory, financial and reputational risks. We believe the leadership structure of our Board supports and promotes effective risk management and oversight.

Director Independence

Our corporate governance guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE and SEC rules. The Board has determined affirmatively, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which the Board had knowledge, between or among the directors and the Company or our management (some of such relationships are described in the section of this proxy statement entitled “Certain Relationships and Related Party Transactions”), that each of the following directors and director nominees has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE and SEC rules: Michael D’Amato, Bruce Felt, Matthew Hobart, Kenneth Samet and

Cheryl Scott. In determining the independence of Mr. Hobart, who is a Partner with TPG, our Board considered TPG’s investment in the Company and related agreements, but did not view the relationship as materially impacting its independence determination. In determining the independence of Mr. Samet, who is the Chief Executive Officer of MedStar Health, Inc., one of our partners, our Board considered the relationship arising through the ordinary course of business between us and MedStar Health, Inc., but did not view the relationship as materially impacting its independence determination. Our corporate governance guidelines provide that the independent directors should hold an executive session at least once a year.

Communications with the Board

Stockholders and other interested parties who wish to communicate with our Board, our Presiding Director Bruce Felt, our independent or non-management directors as a group, any of the committees or any of the individual non-employee directors may do so by sending a letter to the intended recipient, in the care of our Secretary, at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203. Such correspondence will be relayed to the appropriate director or directors as appropriate. Stockholders may communicate with Mr. Williams, the Board’s sole employee-director, by sending a letter addressed to him at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203.

Identification of Director Candidates

The Nominating and Governance Committee evaluates director candidates in accordance with the director membership criteria described in our corporate governance guidelines and our policy statement regarding director nominations. In addition to satisfying relevant independence standards and the requirements of Section 8 of the Clayton Act, the following are the minimum qualifications that candidates for the Board must possess:

•	Minimum of 21 years of age at the time they commence their term and will not be eligible for nomination or re-nomination to the Board if they are older than age 75;

•	Demonstrated reputation for integrity, judgment, acumen, and high professional and personal ethics;

•	Financial literacy and significant experience at the policy-making level in business, government or the non-profit sector;

•	Time and ability to make a constructive contribution to the Board, and a clear commitment to fulfilling fiduciary duties and serving the interests of all the Company’s stockholders; and

•
An expectation of regularly attending meetings, staying informed about the Company and its businesses, participating in the discussions of the Board and its committees, complying with applicable Company policies, and taking an interest in the Company’s businesses and providing advice and counsel to the Chairman and Chief Executive Officer.

The Nominating and Governance Committee reviews a candidate’s qualifications to serve as a member of our Board based on the skills and characteristics of the individual as well as the overall composition of our Board in light of the Company’s current and expected structure and business needs, regulatory requirements, the diversity of viewpoints represented on the Board and committee membership requirements. The Nominating and Governance Committee evaluates a candidate’s professional skills and background, experience at the policy-making level in the business, government or non-profit sectors or as a director of a widely-held public corporation, financial literacy, age, independence and past performance (in the case of incumbent candidates), along with qualities expected of all directors, including integrity, judgment, acumen, high professional and personal ethics, familiarity with our business and the time and ability to make a constructive contribution to our Board. The Nominating and Governance Committee believes it would be desirable for new candidates to contribute to the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee considers and reviews all candidates in the same manner regardless of the source of the recommendation. Our amended and restated by-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our

Board, if such stockholder complies with the applicable notice procedures, which are discussed on page 37 of this proxy statement.

Executive Sessions of Non-Management Directors

Our corporate governance guidelines provide that the independent directors serving on the Board should hold an executive session at least once a year. In accordance with such guideline, the Board regularly schedules executive sessions. The executive sessions are chaired by our Presiding Director and facilitate candid discussion of the independent directors’ viewpoints regarding the performance of management and the Company.

Anti-Hedging and Anti-Pledging Policy

None of our executives have engaged in any hedging transactions with respect to our stock and none of our executives have engaged in any pledging transactions with respect to our stock. Under our policies no director, officer or employee may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities at any time.

We also have an anti-pledging policy whereby, no director, officer or employee may pledge Company securities, unless the pledge has been approved by the Audit Committee.

EXECUTIVE COMPENSATION

We are an “emerging growth company” as defined under the JOBS Act. As such, we are permitted to meet the disclosure requirements of Item 402 of Regulation S-K by providing the reduced disclosures applicable to “smaller reporting companies,” as such term is defined under the Securities Act, and we have elected to comply with such reduced disclosure requirements.

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our chief executive officer and our two other most highly compensated executive officers, who we refer to as our named executive officers, during our fiscal years ended December 31, 2016, and December 31, 2015, (other than for Mr. Wigginton, who was not a named executive officer during fiscal year 2015).

						Non-Equity	Nonqualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other	Total
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Awards ($)(2)	Compensation ($)	Earnings ($)	Compensation ($)(3)	Compensation ($)
Frank Williams (Chief	2016	$500,000	$600,000	$500,000	$1,250,000	$—	$—	$10,600	$2,860,600
Executive Officer)(4)	2015	435,000	400,000	—	1,913,350	—	—	10,600	2,758,950
Seth Blackley	2016	325,000	400,000	325,000	812,500	—	—	10,600	1,873,100
(President)	2015	308,250	339,000	—	1,125,500	—	—	10,600	1,783,350
Steve Wigginton (CEO,
Valence Health)	2016	355,000	500,000	65,000	65,000	—	—	10,600	995,600

(1)
The amounts reported in this column represent the aggregate grant-date fair value of restricted stock units (“RSUs”) granted during 2015 and 2016, as computed in accordance with Accounting Standards Codification 718 “Compensation-Stock Compensation” (“ASC 718”). For a further discussion of the assumptions used in the calculation of the grant-date fair values for the RSUs pursuant to ASC 718, please see Note 11 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on March 3, 2017. For further discussion of RSUs granted in 2016, see the discussion following the “Outstanding equity awards at fiscal year end” table.

(2)
The amounts reported in this column represent the aggregate grant-date fair value of the stock options granted during 2015 and 2016, as computed in accordance with ASC 718. For a further discussion of the assumptions used in the calculation of the grant-date fair values for the stock options pursuant to ASC 718, please see Note 11 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on March 3, 2017. For further discussion of stock options granted in 2016, see the discussion following the “Outstanding equity awards at fiscal year end” table.

(3)	Amounts reported in this column represent a 401(k) matching contribution provided by the Company to each named executive officer. The 401(k) matching contributions are made to each participant in the 401(k) in an amount up to 4% of the participant’s annual base salary, subject to certain limitations, and are fully vested when made. The amounts shown do not include life insurance premiums for coverage offered through programs available on a nondiscriminatory basis to all employees of the Company.

(4)	Mr. Williams also serves as a director of the Company but did not receive any compensation for his role as a director in 2015 or 2016.

Narrative disclosure to summary compensation table

The following describes material features of the compensation disclosed in the Summary Compensation Table. Each of our named executive officers are paid an annual base salary as determined by the Compensation Committee of our Board and are eligible to participate in our annual bonus plan, which is described in detail below. None of our named executive officers were party to an employment agreement during 2016.

Evolent Health, Inc. 2016 Bonus Plan

The Evolent Health, Inc. 2016 Bonus Plan, which we refer to as the 2016 Bonus Plan, is an annual incentive plan that provides our employees, including our named executive officers, with the opportunity to earn a cash bonus based on satisfaction of pre-established quantitative and qualitative performance metrics, as well as achievement of individual goals. The 2016 Bonus Plan is funded based on the Company’s achievement of Company performance goals. Payments under the 2016 Bonus Plan to our named executive officers are then determined by our Board, in its discretion, based, in the case of Messrs. Blackley and Wigginton, on recommendations made by Mr. Williams, considering the executive’s performance as rated on a five-point scale against predetermined individual performance goals. The individual performance goals for our named executive officers and the Company performance goals under the 2016 Bonus Plan are based on: (i) high customer satisfaction levels; (ii) financial and clinical performance of our partners; (iii) financial metrics (GAAP revenue of $217.1 million and cash burn less than $27.0 million); (iv) new bookings (80% of 2017 forecasted revenue); and (v) optimal and high-performing organization, measured by engagement, talent depth and retention. We met or exceeded all the corporate goals under the 2016 Bonus Plan.

Each of our named executive officers’ baseline bonus opportunities, which corresponds to three out of five points, or a rating of “meets expectations,” target bonus opportunities, which corresponds to four out of five points, or a rating of “exceeds expectations” and maximum bonus opportunities, which corresponds to five out of five points, or a rating of “exceptional performance,” under the 2016 Bonus Plan are as follows: Mr. Williams, $250,000 baseline bonus, $500,000 target bonus and $750,000 maximum bonus; Mr. Blackley, $162,500 baseline bonus, $325,000 target bonus and $487,500 maximum bonus; and Mr. Wigginton, $200,000 baseline bonus, $500,000 target bonus and $800,000 maximum bonus. Our Chief Executive Officer, Mr. Williams, reviewed with the Compensation Committee the performance and impact as compared to the pre-established individual goals for both Mr. Blackley and Mr. Wigginton. The Committee determined that each of Messrs. Blackley and Wigginton exceeded his individual goals, which is equivalent to four out of five points, or a rating of “exceeds expectations.” With respect to the annual compensation for the Company’s Chief Executive Officer, the Compensation Committee reviewed the quantitative and qualitative goals for the Company and considered information relating to his individual performance from other members of the Company’s senior management. As a result, the Compensation Committee determined that Mr. Williams exceeded his individual goals, which is equivalent to four out of five points, or a rating of “exceeds expectations.” Our Compensation Committee determined, in its discretion, to award Messrs. Williams, Blackley and Wigginton $600,000, $400,000 and $500,000, respectively, under the 2016 Bonus Plan, based on each executive’s overall strong performance during 2016, each of these amounts is included in the “Bonus” column of the Summary Compensation Table. All amounts earned under the 2016 Bonus Plan were paid to participants in February 2017.

Outstanding equity awards at fiscal year end

The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2016:

	Option Awards							Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
					Equity					Plan	Market
					Incentive					Awards:	or Payout
					Plan					Number of	Value of
					Awards:				Market	Unearned	Unearned
		Number of	Number of		Number of			Number of	Value of	Shares,	Shares,
		Securities	Securities		Securities			Shares or	Shares of	Units or	Units or
		Underlying	Underlying		Underlying			Units of	Units of	Other	Other
		Unexercised	Unexercised		Unexercised	Option	Option	Stock That	Stock That	Rights	Rights
	Grant	Options (#)	Options (#)		Unearned	Exercise	Expiration	Have Not	Have Not	that have	that have
Officer	Date	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#) (1)	Vested ($) (2)	Not Vested	Not Vested
Frank Williams (Chief	4/1/2014	552,420	184,140	(3)	—	$3.84	4/1/2024
Executive Officer)	2/1/2015	—	340,000	(4)	—	6.87	2/1/2025
	3/1/2016	—	108,190	(5)	—	10.27	3/1/2026
	3/1/2016	—	162,285	(6)	—	10.27	3/1/2026
	3/1/2016	—	—		—	—	—	48,685	$720,538
Seth Blackley	4/1/2014	368,280	122,760	(3)	—	3.84	4/1/2024
(President)	2/1/2015	—	200,000	(4)	—	6.87	2/1/2025
	3/1/2016	—	70,324	(5)	—	10.27	3/1/2026
	3/1/2016	—	105,485	(6)	—	10.27	3/1/2026
	3/1/2016	—	—		—	—	—	31,646	468,361
Steve Wigginton (CEO,	4/1/2014	335,760	111,920	(3)	—	3.84	4/1/2024
Valence Health)	6/4/2015	8,284	24,853	(7)	—	17.00	6/4/2025
	6/4/2015	—	—		—	—	—	6,021	89,126
	3/1/2016	—	14,065	(5)	—	10.27	3/1/2026
	3/1/2016	—	—		—	—	—	6,329	93,669

(1)
The terms of the RSU awards provide that 25% of each award vests on each of the first four anniversaries of the grant date, subject to the named executive officer’s continued employment through the applicable vesting date.

(2)	The values reported in this column are based on the closing price of the Company’s Class A common stock on the NYSE on December 30, 2016 ($14.80).

(3)
Stock options granted on April 1, 2014, under the Evolent Health Holdings, Inc. 2011 Equity Incentive Plan (the “2011 Plan”) to (a) Messrs. Williams and Blackley vest 25% on each of December 1, 2014, 2015, 2016 and 2017 and (b) Mr. Wigginton vest 25% on each of October 1, 2014, 2015, 2016 and 2017, in each case, subject to the named executive officer’s continued employment through the applicable vesting date.

(4)
Stock options granted on February 1, 2015, under the 2011 Plan to Messrs. Williams and Blackley vest in two equal installments on February 1, 2018, and February 1, 2019, subject to the named executive officer’s continued employment through the applicable vesting date.

(5)
Stock options granted under the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) to Messrs. Williams, Blackley and Wigginton on March 1, 2016, vest 25% on each of March 1, 2017, 2018, 2019 and 2020, subject to the named executive officer’s continued employment through the applicable vesting date.

(6)
Performance-based stock options granted under the 2015 Plan to Messrs. Williams and Blackley on March 1, 2016, vest in two equal installments on March 1, 2019, and March 1, 2020, subject to achievement of the performance hurdles described in the narrative below, all of which were satisfied as of December 31, 2016, and each named executive officer’s continued employment through the applicable vesting date.

(7)
Stock options granted under the 2015 Plan to Mr. Wigginton on June 4, 2015, vest 25% on each of June 4, 2016, 2017, 2018 and 2019, subject to Mr. Wigginton’s continued employment through the applicable vesting date.

Stock options under the 2011 Equity Incentive Plan

In April 2014, prior to our initial public offering, we granted stock options under the Evolent Health Holdings, Inc. 2011 Equity Incentive Plan, which we refer to as the 2011 Plan, to our named executive officers. The options granted to (a) Messrs. Williams and Blackley generally vest in four equal installments on each of December 1, 2014, 2015, 2016 and 2017 and (b) Mr. Wigginton generally vest in four equal installments on each of October 1, 2014, 2015, 2016 and 2017. In February 2015, we granted stock options under the 2011 Plan to certain of our employees, including Messrs. Williams and Blackley, in lieu of granting equity-based awards to such employees in connection with the initial public offering. The stock options granted in February 2015 vest in two equal installments on each of February 1, 2018 and 2019.

Upon a termination of employment, the unvested portion of a stock option award granted under the 2011 Plan is forfeited. Following a termination of employment, the unexercised vested portion of the option award must be exercised within six months (or one year in the case of death or disability) of the date of termination, provided that if the holder is terminated for Cause (as defined below), all outstanding options will immediately terminate. In addition to potential acceleration in the event of a Change in Control (as defined below under the 2011 Plan), any unvested options will automatically vest upon a Sale of the Company (as defined below), except that, in the event UPMC, The Advisory Board or TPG, each of which we refer to as a significant securityholder, acquires a majority of our stock or voting power in such sale, only those options that would have vested on the first vesting date following the sale will automatically accelerate vesting.

Under the stock option award agreements, “Cause” generally means: (1) the failure to perform material duties to the Company; (2) the misappropriation of a material business opportunity or of any Company funds or property; (3) the conviction of, indictment for, or entering a guilty plea or a plea no contest to a felony or any other crime involving dishonesty or theft of property; (4) the commission of one or more acts of sexual harassment in violation of applicable federal, state or local laws, as determined by the board; (5) use of illegal drugs or abuse of controlled substances or alcohol, which in the case of alcohol use, interferes with job responsibilities or which reflects negatively upon the integrity or reputation of the Company; and/or (6) a breach of the terms of any employment agreement, restrictive covenant agreement or other material agreement with the Company.

Under the 2011 Plan, “Change in Control” means the occurrence of any of the following events: (i) the acquisition, other than from the Company, by any individual, entity or group (other than the Company or any subsidiary or affiliate) of more than 50% of the combined voting power of then outstanding voting securities of the Company; (ii) reorganization, merger, consolidation or recapitalization of the Company, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity; (iii) a complete liquidation of the Company or all of substantially all of its assets; or (iv) during any consecutive 24-month period, a change in the composition of a majority of the board of directors, as constituted on the first day of such period, that was not supported by a majority of the incumbent board of directors. “Sale of the Company” means (a) a transaction in which a person other than the company or one of our affiliates acquires from two or more significant securityholders all of our shares of Class A common stock or all the equity interests in Evolent Health LLC or otherwise acquires a majority of our shares of Class A common stock or a majority of the voting power of Evolent Health LLC; or (b) a sale of all or substantially all of the assets of our company and our subsidiaries.

The stock option award agreements under the 2011 Plan contain restrictive covenants, including confidentiality, non-competition and non-solicitation obligations.

Restricted stock unit awards and stock options under the 2015 Plan

In connection with our initial public offering, on June 4, 2015, our Compensation Committee approved the grant of equity-based awards under the 2015 Plan to certain of our employees, including Mr. Wigginton, in the form of RSUs and stock options. These awards generally vest 25% on each of the first four anniversaries of the grant date. Neither Mr. Williams nor Mr. Blackley received equity-based awards at the time of our initial public offering.

As part of our annual equity award grants, in March 2016, our Compensation Committee approved the grant of equity-based awards under the 2015 Plan to certain of our employees, including our named executive officers, in the form of RSUs, time-based stock options and performance-based stock options. The RSUs and time-based stock options granted to Messrs. Williams, Blackley and Wigginton vest 25% on each of the first four anniversaries of the grant date. The performance-based stock options granted to Messrs. Williams and Blackley vest in two equal installments on March 1, 2019 and March 1, 2020. In addition to service-based vesting conditions, the performance-based stock options granted to Messrs. Williams and Blackley in March 2016 were subject to the achievement of performance hurdles, which required that, prior to the expiration date of the stock options, the average closing price of the Company’s Class A common stock reach specified prices for at least 90-consecutive calendar days. One-third of the stock options were earned when the 90-day average was equal to at least $13.35 per share, one-third of the stock options were earned when the 90-day average was equal to at least $16.43 per share and the remaining one-third of the stock options were earned when the 90-day average was equal to at least $19.51 per share. The stock options remain subject to each named executive officer’s continued employment through the applicable vesting date.

Upon a termination of employment, the unvested portion of any RSU or stock option award granted under the 2015 Plan is forfeited. Following a termination of employment, the unexercised vested portion of a stock option must be exercised within three months (or one year in the case of death or disability) of the date of termination, provided that if the holder is terminated for Cause (as defined below), all outstanding options will immediately terminate. In the event of a Change of Control (as defined below under the 2015 Plan), outstanding RSUs and stock options will remain outstanding and continue to vest in accordance with their terms. If any of our named executive officers is terminated without Cause or terminates his employment for Good Reason (as defined below), in each case, within 12 months following a Change of Control, the unvested portion of any stock option award and any unvested RSUs granted under the 2015 Plan will automatically vest at the time of such termination.

Under the 2015 Plan, “Change of Control” means any of the following events, generally: (i) during any period of 24 consecutive months, a change in the composition of a majority of the Board, as constituted on the first day of such period, that was not supported by a majority of the incumbent Board or made pursuant to the stockholders agreement with TPG, UPMC and The Advisory Board; (ii) consummation of certain mergers or consolidations of the Company or a sale or other disposition of all or substantially all of the Company’s assets to an unaffiliated entity, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity; (iii) stockholder approval of a complete liquidation or dissolution of the Company; and (iv) acquisition by any individual, entity or group of beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors.

Under the 2015 Plan, “Cause” has the same meaning set forth in the 2011 Plan and, under the stock option and RSU award agreements of our named executive officers, “Good Reason” generally means the occurrence of any of the following events: (a) a material reduction in annual base salary or target bonus opportunity; (b) assignment to duties inconsistent in any material respect with the executive’s position, authority or responsibilities with the Company, or any other action or omission by the Company which results in a material diminution of such position, authority or responsibilities; (c) a relocation of principal work location by more than 50 miles from such location as of immediately prior to the Change of Control; or (d) any material breach of the award agreement by the Company. Good Reason will not exist unless the executive provides the Company notice of the event giving rise to Good Reason within 60 days of the date the executive has knowledge of such event and informs the Company that it is required to cure such breach (if curable) within 90 days. If the Company does not cure the breach within such 90 days, the executive must terminate for Good Reason within three months following the end of such 90-day cure period.

The award agreements under the 2015 Plan contain restrictive covenants, including confidentiality, non-competition and non-solicitation obligations.

Potential payments upon termination or change in control

Except for the stock options and RSUs described above, we do not have agreements with our named executive officers that provide for payments upon termination, retirement or in connection with a change in control of the Company.

Director compensation

The table below details the compensation of our directors during 2016.

Director Compensation Table

				Non-Equity	Nonqualified
	Fees Earned			Incentive	Deferred	All
	or Paid in	Stock	Option	Plan	Compensation	Other
Director(1)	Cash ($)	Awards(2)($)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)
David Farner	$50,000	$100,000	$—	$—	$—	$—	$150,000
Matthew Hobart	—	—	—	—	—	—	—
Diane Holder	70,000	100,000	—	—	—	—	170,000
Michael Kirshbaum	—	—	—	—	—	—	—
Michael D’Amato(3)	62,500	100,000	—	—	—	—	162,500
Norman Payson, MD	50,000	100,000	—	—	—	200,000	350,000
Bruce Felt	70,000	100,000	—	—	—	—	170,000
Kenneth Samet	50,000	100,000	—	—	—	—	150,000
Cheryl Scott	50,000	100,000	—	—	—	—	150,000
Robert Musslewhite(3)	—	—	—	—	—	—	—

(1)
Frank Williams, the Chairman of the Board and Chief Executive Officer, is not included in this table because he is an employee of the Company and receives no additional compensation for his service as a director. The compensation received by Mr. Williams as an employee is shown in the Summary Compensation Table.

(2)
Amounts in this column represent the grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718 and reflect an estimate of the grant date fair value of RSU grants made through the close of the 2016 fiscal year, rather than amounts paid to or realized by the non-employee directors. There can be no assurance that estimated amounts will be realized, and amounts could ultimately exceed the estimated amounts. The RSUs vest on May 1, 2017, for Mr. D’Amato and on July 5, 2017, for Messrs. Farner, Payson, Samet and Felt and Ms. Holder and Ms. Scott, subject in each case to continued service on the Board through the vesting date. See Note 11 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on March 3, 2017, for a discussion of the assumptions used in valuation of the RSU awards.

(3)
Mr. Musslewhite resigned as a director effective April 12, 2016, at which time the Board elected Mr. D’Amato to serve as a director. Mr. D’Amato received a cash retainer of $12,500 upon his election to the Board in April 2016, representing a pro rata portion of the $50,000 annual cash retainer paid to non-employee directors in respect of the period from his election to the Board until the payment of the annual cash retainer of $50,000 in July 2016.

The following table shows the aggregate number of outstanding equity awards held by each non-employee director at December 31, 2016.

	RSUs Outstanding	Options Outstanding
Director	at 12/31/2016	at 12/31/2016
David Farner	5,373	—
Matthew Hobart	—	—
Diane Holder	5,373	—
Michael Kirshbaum	—	—
Michael D’Amato	8,183	—
Norman Payson, MD	5,373	128,000
Bruce Felt	5,373	—
Kenneth Samet	5,373	—
Cheryl Scott	5,373	—
Robert Musslewhite	—	—

Narrative disclosure to the director compensation table

With the exception of Messrs. Hobart, Kirshbaum and Musslewhite who have waived their rights to receive any compensation for services as a director, each of our non-employee directors received the following as compensation for services as a director during 2016: an annual cash retainer of $50,000 and an annual grant of RSUs with a grant-date fair value of $100,000. Mr. D’Amato received an additional $12,500 upon his election to the Board in April 2016, representing a pro rata portion of the $50,000 annual cash retainer paid to non-employee directors in respect of the period from his election to the Board until the payment of the annual cash retainer in July 2016. The equity awards granted to our directors were made pursuant the 2015 Plan (the terms of which are summarized below) and vest on the first anniversary of grant subject generally to continued service through such date. The Company currently anticipates that its non-employee directors will receive annual equity grants on the date of the annual stockholder meeting and any future directors elected other than at the annual meeting will receive a grant upon joining our board and thereafter on the same schedule as other directors. In addition, the chairs of our Audit Committee and our compliance and regulatory affairs committee received an additional annual cash retainer of $20,000, and the chairs of our Compensation Committee and our Nominating and Governance Committee each received an additional annual cash retainer of $15,000.

Director RSUs under the 2015 Omnibus Incentive Compensation Plan

As reported in the Director Compensation Table above, in 2016, we granted an award of RSUs to each of our non-employee directors with the exception of Messrs. Hobart and Kirshbaum. The RSUs cliff vest on May 1, 2017, for Mr. D’Amato and July 5, 2017, for all others, subject to the director’s continued to service through the vesting date.

Absent a Change of Control (as defined above in “-Restricted stock unit awards and stock options under the 2015 Plan”), upon a termination of service with the Board for any reason prior to the vesting date, the director’s RSU award is forfeited. Under the terms of the 2015 Plan, any unvested RSUs will vest upon termination of the director’s services without Cause (as defined above in “-Restricted stock unit awards and stock options under the 2015 Plan”) within 12 months following a Change of Control.

2014 consulting agreement with Norman Payson, MD

On March 12, 2014, we entered into a consulting agreement with NCP, Inc., a New Hampshire corporation that is controlled by Dr. Payson pursuant to which NCP, Inc. agreed to provide certain consulting and advisory services to us. The consulting agreement will remain in effect until either NCP, Inc. or we give notice of termination of the agreement for any reason. Pursuant to this consulting agreement, NCP, Inc. receives an annual fee of $200,000, payable in monthly installments, and reimbursement for reasonable out-of-pocket expenses incurred by NCP, Inc. in the performance of its duties under the consulting agreement. The fees payable under the consulting agreement are separate from, and in addition to, any compensation Dr. Payson may become entitled to receive as a member of our Board. In the event the consulting agreement is terminated, NCP, Inc. is entitled to receive only accrued and unpaid fees and reimbursement for any expenses incurred, in each case, through the date of termination. The consulting agreement also contains certain restrictive covenants, including confidentiality obligations that survive termination of the agreement and non-solicitation obligations that end 12 months following the termination of the consulting agreement, and assignment of intellectual property provisions.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information as of December 31, 2016, concerning our compensation plans under which equity securities of the Company are authorized to be issued.

Number of Securities
Remaining Available for
	Number of Securities to		Future Issuance Under
	Be Issued upon Exercise	Weighted-Average	Equity Compensation
	of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants and	Outstanding Options,	Securities Reflected
	Rights (1)	Warrants and Rights (1)	in Column (a)) (2)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved
by security holders	6,891,397	$6.61	3,721,569
Equity compensation plans not
approved by security holders	—	—	—
Total	6,891,397	$6.61	3,721,569

(1)
Equity compensation plans approved by shareholders which are included in column (a) are the 2011 Plan (which includes 4,647,387 shares to be issued upon exercise of outstanding options) and the 2015 Plan (which includes 618,282 shares underlying outstanding RSUs and 1,625,728 shares to be issued upon exercise of outstanding options). Because there is no exercise price associated with RSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b).

(2)	Represents 103,628 shares available for future issuance under the 2011 Plan and 3,617,941 shares available for future issuance under the 2015 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Class A common stock and Class B common stock as of April 18, 2017, by:

•	each person whom we know to own beneficially more than 5% of our Class A common stock or Class B common stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.

As of April 18, 2017, there were 57,040,976 shares of our Class A common stock and 10,948,832 shares of our Class B common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our Class A common stock subject to options currently exercisable or exercisable within 60 days of April 18, 2017, or shares of our Class A common stock subject to unvested RSUs that will vest within 60 days of April 18, 2017, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock.

		Percentage of		Percentage of
	Shares of Class A	shares of Class A	Shares of Class B	shares of Class B
	common stock	common stock	common stock	common stock	Total
	beneficially owned	beneficially owned	beneficially owned	beneficially owned	voting power
Named executive officers
and directors
Frank Williams(1)	1,798,854	3.1%	—	0.0%	2.6%
Seth Blackley(2)	1,111,975	2.0%	—	0.0%	1.7%
Steve Wigginton (3)	671,497	1.2%	—	0.0%	1.0%
David Farner(4)	5,882	*	—	0.0%	0.0%
Michael Kirshbaum(5)	—	*	—	0.0%	0.0%
Norman Payson, MD(6)	101,882	*	1,283,044	11.7%	2.0%
Matthew Hobart(7)	—	*	—	0.0%	0.0%
Diane Holder(8)	5,882	*	—	0.0%	0.0%
Michael D’Amato(9)	18,183	*	—	0.0%	0.0%
Bruce Felt	5,882	*	—	0.0%	0.0%
Kenneth Samet	6,477	*	—	0.0%	0.0%
Cheryl Scott	6,477	*	—	0.0%	0.0%
All directors and executive officers
as a group (sixteen people)	4,692,358	8.0%	1,283,044	11.7%	8.6%
Greater than 5% Stockholders:
TPG Funds(10)	1,313,038	2.3%	7,203,133	65.8%	12.5%
UPMC(11)	9,171,260	16.1%	—	—	13.5%
The Advisory Board Company(12)	4,128,167	7.2%	3,090,610	28.2%	10.6%
Ptolemy Capital, LLC(13)	—	—	655,089	6.0%	1.0%
North Bridge Growth
Equity I, L.P.(14)	3,109,578	5.5%	—	—	4.6%
*Represents less than 1.0%

(1)	Includes 579,468 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 18, 2017.

(2)	Includes 385,861 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 18, 2017.

(3)	Includes 323,560 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 18, 2017.

(4)
David Farner, who is one of our directors, is Executive Vice President and Chief Strategic and Transformation Officer of UPMC. Mr. Farner has no voting or investment power over and disclaims beneficial ownership of the shares held by UPMC. The address of Mr. Farner is c/o UPMC, U.S. Steel Building, 600 Grant Street, 62nd Floor, Pittsburgh, PA 15219.

(5)
Michael Kirshbaum, who is one of our directors, is Chief Financial Officer of The Advisory Board. Mr. Kirshbaum has no voting or investment power over and disclaims beneficial ownership of the shares held by The Advisory Board. The address of Mr. Kirshbaum is c/o The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037.

(6)
Includes 96,000 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 18, 2017, and 1,283,044 shares of Class B common stock that are subject to a co-investment agreement between Norman Payson, MD and TPG.

(7)
Matthew Hobart, who is one of our directors, is a TPG Partner. Mr. Hobart has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of Mr. Hobart is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(8)
Diane Holder, who is one of our directors, is Executive Vice President of UPMC. Ms. Holder has no voting or investment power over and disclaims beneficial ownership of the shares held by UPMC. The address of Ms. Holder is c/o UPMC, U.S. Steel Building, 600 Grant Street, 55th Floor, Pittsburgh, PA 15219.

(9)	Includes 8,183 unvested RSUs that will vest within 60 days of April 18, 2017.

(10)
Includes (i) 1,313,038 shares of Class A common stock held by TPG Growth II BDH, L.P., a Delaware limited partnership (“TPG Growth II BDH”) and (ii) 7,203,133 shares of Class B common stock held by TPG Eagle Holdings, L.P., a Delaware limited partnership (“TPG Eagle” and, together with the TPG Growth II BDH, the “TPG Funds”). The general partner of each of the TPG Funds is TPG Growth II Advisors, Inc. David Bonderman and James G. Coulter are sole shareholders of TPG Growth II Advisors, Inc. and therefore may be deemed to share voting and dispositive power with respect to, and be the beneficial owners of, the shares of Class A and Class B common stock held by the TPG Funds. The address of TPG Growth II Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(11)
The board of directors of UPMC has voting and dispositive power over the shares of Class A common stock held by UPMC. The members of such board of directors disclaim beneficial ownership with respect to such shares. The address of UPMC is UPMC, U.S. Steel Building, 600 Grant Street, 55th Floor, Pittsburgh, PA 15219.

(12)
The board of directors of The Advisory Board has voting and dispositive power over the shares of Class A and Class B common stock held by The Advisory Board. The members of such board of directors disclaim beneficial ownership with respect to such shares. The address of The Advisory Board Company is The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037.

(13)
Michael R. Stone has voting and dispositive power over the shares of Class B common stock held by Ptolemy Capital, LLC. The address of Ptolemy Capital, LLC and Michael R. Stone is 1250 Prospect St, Suite 200, La Jolla, California 92037.

(14)
North Bridge Growth Management, L.P. (“NBGM LP”), the general partner of North Bridge Growth Equity I, L.P. (“NBGE I”), may be deemed to have sole power to vote such shares, (b) NBGE GP, LLC (“NBGE GP”), the general partner of NBGM LP and ultimate general partner of NBGE I, may be deemed to have sole power to vote such shares, (c) North Bridge Growth Management Company, LLC (“NBGM Co.”), the managing manager of NBGE GP, may be deemed to have sole power to vote such shares, and (d) Douglas A. Kingsley (“Kingsley”), Roshen Menon (“Menon”), Michael Pehl (“Pehl”) and Russell T. Pyle (“Pyle”), the managing members of NBGM Co., may be deemed to have shared power to vote such shares. The address of NBGM LP, NBGE GP, NBGM Co., Kingsley, Menon, Pehl and Pyle is c/o NorthBridge Growth Equity, 950 Winter Street, Waltham, MA 02451. The information in this footnote 14 and the shares of Class A common stock beneficially owned by North Bridge Growth Equity I, L.P. are based on a Schedule 13G that was filed on February 14, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports and any amendments thereto furnished to us during or with respect to our most recent fiscal year, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were satisfied.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation”, the following is a description of each transaction that has occurred since the beginning of 2016, and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Initial Public Offering Reorganization Transactions

On June 10, 2015, we closed an initial public offering of 13,225,000 shares of our Class A common stock at a public offering price of $17.00 per share. We received $209.1 million in proceeds, net of underwriting discounts and commissions, but before offering expenses of $3.2 million. We used the net proceeds to purchase newly-issued Class A common units from Evolent Health LLC, our consolidated subsidiary. Evolent Health LLC used the net proceeds for working capital and other general corporate purposes.

Historically, our business was operated through Evolent Health LLC and its predecessor. Evolent Health, Inc., was incorporated as a Delaware corporation on December 12, 2014, for the purpose of our initial public offering, and prior to the initial public offering engaged only in activities in contemplation of our initial public offering. Immediately prior to the completion of the initial public offering in June 2015, we amended and restated our certificate of incorporation to, among other things, authorize two classes of common stock, Class A common stock and Class B common stock (the “Offering Reorganization”). Pursuant to the Offering Reorganization, Evolent Health, Inc. merged with Evolent Health Holdings and an affiliate of TPG. In accordance with the terms of the mergers, each of the then-existing stockholders of Evolent Health Holdings, including UPMC, The Advisory Board, TPG, as well as certain other entities, existing customers and employees, received a certain number of shares of our Class A common stock in exchange for each share of common stock it held in Evolent Health Holdings, and TPG received a certain number of shares of our Class A common stock in exchange for 100% of the equity that it held in its affiliate that was merged with Evolent Health, Inc. In addition, pursuant to the Offering Reorganization we issued shares of our Class B common stock to TPG and The Advisory Board, each of which was a member of Evolent Health LLC prior to the Offering Reorganization. Substantially all of our operations continue to be conducted through Evolent Health LLC, and subsequent to the offering reorganization the financial results of Evolent Health LLC are consolidated in the financial statements of Evolent Health, Inc. Evolent Health, Inc. is a holding company whose principal asset is all of the Class A common units it holds in Evolent Health LLC, and its only business is to act as sole managing member of Evolent Health LLC.

In connection with our initial public offering and offering reorganization, we engaged in certain transactions described below with entities controlled by TPG, UPMC and The Advisory Board, each of which is a beneficial owner of 5% or more of our voting securities through ownership of shares of our Class A common stock or Class B common stock.

Third amended and restated operating agreement of Evolent Health LLC

We operate our business through our subsidiary Evolent Health LLC. The operations of Evolent Health LLC, and the rights and obligations of its members are governed by the third amended and restated operating agreement of Evolent Health LLC, dated June 4, 2015.

Governance

We serve as sole managing member of Evolent Health LLC. As such, we control its business and affairs and are responsible for the management of its business.

No other members of Evolent Health LLC, in their capacity as such, will have any authority or right to control the management of Evolent Health LLC or to bind it in connection with any matter.

Voting and economic rights of members

Evolent Health LLC has two series of outstanding equity: Class A common units, which may only be issued to Evolent Health, Inc., as sole managing member, and Class B common units. We refer to these Class A common units and Class B common units of Evolent Health LLC, collectively, as common units. The Class B common units are held by TPG, The Advisory Board and Ptolemy Capital, LLC. The Class A common units and Class B common units entitle their holders to equivalent economic rights, meaning an equal share in the profits and losses of, and distributions from, Evolent Health LLC. Holders of Class B common units have no voting rights, except for the right to approve certain amendments to the third amended and restated operating agreement.

Net profits and losses of Evolent Health LLC generally are allocated, and distributions are made, to its members pro rata in accordance with the number of common units (Class A or Class B, as the case may be) they hold. Accordingly, as of April 18, 2017, net profits and net losses of Evolent Health LLC are allocated, and distributions made, approximately 83.9% to us and 16.1% to the holders of Class B common units, respectively.

Subject to the availability of net cash flow at the Evolent Health LLC level and to applicable legal and contractual restrictions, we intend to cause Evolent Health LLC to distribute to us, and to the other holders of common units, cash payments for the purposes of funding tax obligations in respect of any net taxable income that is allocated to us and the other holders of common units as members of Evolent Health LLC to fund dividends, if any, declared by us and to make any payments due under the tax receivables agreement, as described below. Regardless of whether Evolent Health LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to holders of our Class A common stock will be made by our Board except that we will be required to pay cash dividends out of our future earnings to the extent that cash distributions from Evolent Health LLC are materially in excess of our assumed tax liability and our obligations under the tax receivables agreement. We do not, however, expect to declare or pay any cash or other dividends in the foreseeable future on our Class A common stock, as we intend to reinvest any cash flow generated by operations in our business. Class B common stock is not entitled to any dividend payments.

Coordination of Evolent Health, Inc. and Evolent Health LLC

Whenever we issue one share of Class A common stock for cash, the net proceeds will be transferred promptly either to Evolent Health LLC in exchange for one Class A common unit, or to a holder of Class B common units in exchange for a Class B common unit and a share of our Class B common stock. If we issue other classes or series of equity securities, we will contribute to Evolent Health LLC the net proceeds we receive in connection with such issuance, and Evolent Health LLC will issue to us an equal number of equity securities with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we repurchase any shares of Class A common stock (or equity securities of other classes or series) for cash, Evolent Health LLC will, immediately prior to our repurchase, redeem an equal number of Class A common units (or its equity securities of the corresponding classes or series), upon the same terms and for the same price, as the shares of our Class A common stock (or our equity securities of such other classes or series) that are repurchased. Common units and shares of our common stock will be subject to equivalent stock splits, dividends and reclassifications.

We will not conduct any business other than the management and ownership of Evolent Health LLC, or own any other material assets (other than on a temporary basis), although we may take such actions and own such assets as are necessary to comply with applicable law, including compliance with our responsibilities as a public company under the U.S. federal securities laws, and may incur indebtedness and take other actions if we determine that doing so is in our best interest.

Issuances of common units

Class A common units may be issued only to us as the sole managing member of Evolent Health LLC. Class B common units may be issued only to persons or entities we permit which, following the completion of our initial public offering, were TPG, The Advisory Board and one of our other investors. Such issuances shall be made in exchange for cash or other consideration. Class B common units may not be transferred as Class B common units except to certain permitted transferees and in accordance with the restrictions on transfer set forth in the third amended and restated operating agreement of Evolent Health LLC. Any such transfer must be accompanied by the transfer of an equal number of shares of our Class B common stock.

Exchange agreement

In connection with our initial public offering, we entered into an exchange agreement with Evolent Health LLC, The Advisory Board, TPG and another investor, which are the existing holders of the Class B common units of Evolent Health LLC. Pursuant to and subject to the terms of the exchange agreement and the third amended and restated operating agreement of Evolent Health LLC, holders of Class B common units, at any time and from time to time, may exchange one or more Class B common units, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. Such exchange may be completed, at the election of Evolent Health LLC, by us or Evolent Health LLC. If Evolent Health LLC completes such exchange, we will contribute Class A common stock to Evolent Health LLC prior to the exchange. The amount of Class A common stock issued or conveyed will be subject to equitable adjustments for stock splits, stock dividends and reclassifications.

Holders will not have the right to exchange Class B common units if we determine that such exchange would be prohibited by applicable law or regulation, would violate other agreements to which we may be subject or would pose a material risk that Evolent Health LLC would be treated as a “publicly traded partnership” for U.S. federal income tax purposes. If the IRS were to contend successfully that Evolent Health LLC should be treated as a “publicly traded partnership” for U.S. federal income tax purposes, Evolent Health LLC would be treated as a corporation for U.S. federal income tax purposes and thus would be subject to entity-level tax on its taxable income. A holder that exchanges Class B common units will also be required to deliver an equal number of shares of our Class B common stock. In connection with each exchange, Evolent Health LLC will cancel the delivered Class B common units and issue to us Class A common units on a one-for-one basis. Thus, as holders exchange their Class B common units for Class A common stock, our interest in Evolent Health LLC will increase.

The third amended and restated operating agreement prohibits certain business combination transactions in which our Class A common stock is exchanged for consideration unless each holder of shares of Class A common stock or Class B common stock is allowed to participate equally in the transaction as if the Class B common stock, together with the corresponding number of Class B units, had been exchanged for shares of Class A common stock pursuant to the exchange agreement immediately prior to the transaction.

We, Evolent Health LLC and the exchanging holder will each generally bear our own expenses in connection with an exchange, except that, subject to a limited exception, we are required to pay any transfer taxes, stamp taxes or duties or other similar taxes in connection with such an exchange.

See “-Registration rights agreement” below for a discussion of exchanges in connection with our secondary offering of Class A common stock in September 2016. We have reserved for issuance 10,948,832 shares of our Class A common stock for potential exchange in the future for Class B common units, which is the aggregate number of Class B common units outstanding as of April 18, 2017.

Exculpation and indemnification

The third amended and restated operating agreement of Evolent Health LLC contains provisions limiting the liability of Evolent Health LLC’s members (including Evolent Health, Inc.), officers and their respective affiliates to Evolent Health LLC or any of its members. Moreover, the third amended and restated operating agreement contains broad indemnification provisions for Evolent Health LLC’s members (including Evolent Health, Inc.), officers and their respective affiliates. Because Evolent Health LLC is a limited liability company, these provisions are not subject to the limitations on exculpation and indemnification contained in the Delaware General Corporation Law with respect to the indemnification that may be provided by a Delaware corporation to its directors and officers.

Voting rights of Class A stockholders and Class B stockholders

Each share of our Class A common stock or our Class B common stock entitles its holder to one vote. As of April 18, 2017, our Class B stockholders collectively held approximately 24.1% of the total voting power of our common stock by virtue of their ownership of Class A common stock and Class B common stock.

Tax consequences

Holders of common units of Evolent Health LLC, including Evolent Health, Inc., generally incur U.S. federal, state and local and non-U.S. income taxes on their allocable shares of any net taxable income of Evolent Health LLC. The third amended and restated operating agreement of Evolent Health LLC provides for cash distributions to its members in an amount at least equal to the members’ assumed tax liability attributable to Evolent Health LLC. Distributions in respect of the members’ assumed tax liability generally are computed based on our estimate of the net taxable income of Evolent Health LLC allocable per common unit multiplied by an assumed tax rate. As a result, these distributions will be pro rata in accordance with the number of common units (Class A or Class B) held. Funds used by Evolent Health LLC to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, these tax distributions may be substantial, and will likely exceed (as a percentage of Evolent Health LLC’s income) the overall effective tax rate applicable to a similarly situated corporate taxpayer. In addition, as a result of potential differences in the amount of net taxable income allocable to us and to the other members of Evolent Health LLC, as well as the use of an assumed tax rate in calculating Evolent Health LLC’s distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the tax receivables agreement described below. In accordance with the third amended and restated operating agreement, Evolent Health LLC intends to make distributions to its members in respect of such assumed tax liability and to fund dividends, if any, declared by us, as well as any payments we are obligated to make under the tax receivables agreement described below.

Evolent Health LLC made an election under Section 754 of the Internal Revenue Code of 1986, as amended, (the “Code”) which was effective for 2015 and will be effective for each taxable year in which an exchange of Class B common units occurs, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock. As a result of this election, exchanges of Class B common units, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock, have resulted, and future exchanges are expected to result, in increases in the tax basis in our share of the tangible and intangible assets of Evolent Health LLC at the time of such exchange, which will increase the tax depreciation and amortization deductions available to us and which could create other tax benefits. Any such increases in tax basis and tax depreciation and amortization deductions or other tax benefits could reduce the amount of tax that we would otherwise be required to pay in the future.

In addition, certain net operating losses of Evolent Health Holdings, Inc. and an affiliate of TPG are available to us as a result of the offering reorganization. We are required to pay a portion of the cash savings we actually realize from such increase in the tax basis of the tangible and intangible assets of Evolent Health LLC or from the utilization of such net operating losses to certain holders of Class B common units or contributors of the net operating losses pursuant to the tax receivables agreement.

Furthermore, payments under the tax receivables agreement, as described below, will themselves give rise to additional tax benefits and therefore, to additional payments under the tax receivables agreement. To the extent that we are unable to make payments under the tax receivables agreement for any reason, such payments will be deferred and will accrue interest until paid. See “-Tax receivables agreement.”

Tax receivables agreement

Exchanges of Class B common units of Evolent Health LLC, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock, have increased, and future exchanges are expected to increase our tax basis in our share of Evolent Health LLC’s tangible and intangible assets. These increases in tax basis have increased, and future exchanges are expected to increase, our depreciation and amortization deductions and create other tax benefits and, therefore, may reduce the amount of tax that we would otherwise be required to pay in the future. In addition, certain net operating losses of Evolent Health Holdings, Inc. (and of an affiliate of TPG) are available to us as a result of the offering reorganization.

As part of our initial public offering, we entered into a tax receivables agreement with the holders of Class B common units and certain of our other investors. The agreement requires us to pay to such holders 85% of the cash savings, if any, in U.S. federal, state and local and non-U.S. income tax (as applicable) we realize as a result of any deductions attributable to increases in tax basis following the exchanges described above (calculated assuming that any post-IPO transfer of Class B common units had not occurred) or deductions attributable to imputed interest or future increases in tax basis following payments made under the tax receivables agreement. Additionally, pursuant to the same agreement we will pay the former stockholders of Evolent Health Holdings, Inc. 85% of the amount of the cash savings, if any, in U.S. federal, state and local and non U.S. income tax that we realize as a result of the utilization of approximately $79.3 million of net operating losses of Evolent Health Holdings, Inc. and an affiliate of TPG attributable to periods prior to our initial public offering, as well as deductions attributable to imputed interest on any payments made under the agreement.

We will benefit from the remaining 15% of any realized cash savings. For purposes of the tax receivables agreement, cash savings in income tax will be computed by comparing our actual income tax liability with our hypothetical liability had we not been able to utilize the tax benefits subject to the tax receivables agreement. Additionally, the amount of the increase in tax basis following an exchange of Class B common units will be calculated assuming that any pre-exchange (but post-IPO) transfer of such Class B common units had not occurred. Therefore we may be required to make payments under the tax receivables agreement that are attributable to an increase in tax basis caused by appreciation in value prior to such a pre-exchange transfer. The tax receivables agreement will remain in effect until all such tax benefits have been used or expired, unless the agreement is terminated early, as described below. Estimating the amount of payments to be made under the tax receivables agreement cannot be done reliably at this time because any increase in tax basis, as well as the amount and timing of any payments under the tax receivables agreement, will vary depending on a number of factors, including:

•
the timing of exchanges of Class B common units (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock-for instance, the increase in any tax deductions will vary depending on the fair market value of the depreciable and amortizable assets of Evolent Health LLC at the time of the exchanges, and this value may fluctuate over time;

•
the price of our Class A common stock at the time of exchanges of Class B common units (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock-the increase in our share of the basis in the assets of Evolent Health LLC, as well as the increase in any tax deductions, will be related to the price of our Class A common stock at the time of these exchanges;

•	the tax rates in effect at the time we use the increased amortization and depreciation deductions or realize other tax benefits;

•	any limitation on our utilization of the net operating losses formerly held by Evolent Health Holdings, Inc. or an affiliate of TPG under Section 382 of the Code; and

•	the amount, character and timing of our taxable income.

We are required under the tax receivables agreement to pay 85% of the tax savings, described above, if any, as and if realized. Except in certain circumstances, if in a given taxable year we do not have taxable income, before taking into account any tax benefits subject to the tax receivables agreement, we will not be required to make payments under the agreement for that taxable year because no tax savings will have been realized.

The payments that we make under the tax receivables agreement could be substantial. Assuming no material changes in relevant tax law and based on our current operating plan and other assumptions, including our estimate of the tax basis of our assets as of the date of the offering reorganization, if all of the outstanding Class B common units were acquired by us in taxable transactions on April 18, 2017 for a price of $21.75 per Class B common unit, we estimate that the total amount that we would be required to pay under the tax receivables agreement could be approximately $177.7 million. This estimated amount includes (i) approximately $26.3 million of potential future payments under the tax receivables agreement related to the future utilization of the pre-IPO NOLs described above and (ii) approximately $54.0 million related to the tax basis step-up of the assets of Evolent Health LLC in connection with the exchanges that occurred in connection with our completed secondary offering in September 2016 (including the related exercise by the underwriters of their option to purchase additional shares of Class A common stock in full) and our completed secondary offering in March 2017. The actual amount we will be required to pay under the tax receivables agreement may be materially greater than these hypothetical amounts, as potential future payments will vary depending on a number of factors, including those listed above. The obligations under the tax receivables agreement are obligations of Evolent Health, Inc. and not obligations of Evolent Health LLC. Payments under the tax receivables agreement are generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, but interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments will generally accrue interest at a rate of LIBOR plus 500 basis points.

The tax receivables agreement provides that upon certain changes of control, or if, at any time, we elect an early termination of the tax receivables agreement or are in material breach of our obligations under the tax receivables agreement, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits to the existing holders of Class B common units and the former stockholders of Evolent Health Holdings, Inc. Such payment would be based on certain valuation assumptions and deemed events set forth in the tax receivables agreement, including the assumptions that we have sufficient taxable income to fully utilize such tax benefits. The benefits would be payable even though, in certain circumstances, no Class B common units are actually exchanged for our Class A common stock and no net operating losses would actually be used at the time of the accelerated payment under the tax receivables agreement. Accordingly, payments under the tax receivables agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the benefits we realize in respect of the tax attributes subject to the tax receivables agreement.

Were the IRS to successfully challenge the tax basis increases or the existence or amount of net operating losses described above, we would not be reimbursed for any payments previously made under the tax receivables agreement, but future payments under the tax receivables agreement, if any, would be netted against any unreimbursed payments to reflect the result of any such successful challenge by the IRS. As a result, we could make payments under the tax receivables agreement in excess of our actual cash savings in income tax.

Stockholders agreement

In connection with our initial public offering, we entered into a stockholders agreement with TPG, UPMC and The Advisory Board. The stockholders agreement contains provisions related to the composition of our Board, the committees of our Board and our corporate governance. Under the stockholders agreement, TPG, UPMC and The Advisory Board are entitled to nominate a majority of the members of our Board. Specifically, for so long as each of TPG, UPMC and The Advisory Board owns at least 40% of the shares of common stock held by it following the completion of our initial public offering, such stockholder will be entitled to nominate two directors to serve on our Board. When such stockholder owns less than 40% but at least 5% of the shares of common stock held by it following the completion of our initial public offering, such stockholder will be entitled to nominate one director. TPG, UPMC and The Advisory Board have agreed in the stockholders agreement to vote for each other’s board nominees. Pursuant to these provisions, TPG has designated Matthew Hobart and Norman Payson, MD, UPMC has designated Diane Holder and David Farner, and The Advisory Board has designated Michael D’Amato and Michael Kirshbaum.

The stockholders agreement provides that each of TPG, The Advisory Board and UPMC and their respective affiliates will not have any duty to refrain from (1) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (2) doing business with any of our clients, customers or vendors. In the event that TPG, The Advisory Board or UPMC or any of their respective affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity of us, they will have no duty to communicate or offer such corporate opportunity to us. The stockholders agreement prohibits certain business combination transactions in which our Class A common stock is exchanged for consideration unless each holder of shares of Class A common stock or Class B common stock is allowed to participate equally in the transaction as if the Class B common stock, together with the corresponding number of Class B units, had been exchanged for shares of Class A common stock pursuant to the exchange agreement immediately prior to the transaction.

Registration rights agreement

In connection with our initial public offering, we entered into a registration rights agreement with TPG, UPMC, The Advisory Board and another investor to register for sale under the Securities Act shares of our Class A common stock, including those delivered in exchange for Class B common units in the circumstances described above. Subject to certain conditions and limitations, this agreement provides TPG, The Advisory Board, UPMC and such other investor with certain registration rights as described below.

Pursuant to the registration rights agreement, we registered the potential resale of all the shares of Class A common stock entitled to these registration rights, including such shares reserved for potential exchange in the future for Class B common units, on our Registration Statement on Form S-3, File No. 333-212709, initially filed on July 28, 2016, and declared effective on August 12, 2016.

Demand registration rights

Each of TPG, The Advisory Board and UPMC has the right to demand that we file up to two registration statements on Form S-1. These registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances. Upon such a request, we will be required to use reasonable best efforts to effect the registration within 60 days.

Piggyback registration rights

If we propose to register any shares of our equity securities under the Securities Act either for our own account or for the account of any other person, then TPG, The Advisory Board, UPMC and the other investor will be entitled to notice of the registration and will be entitled to include their shares of Class A common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances.

Shelf registration rights

The registration rights agreement granted TPG, The Advisory Board and UPMC the right to have their shares of Class A common stock registered by us on a Form S-3 registration statement at our expense. In accordance with such rights, we have registered all such shares as described above.

In connection with rights of the stockholders party to the registration rights agreement, in September 2016, the Company completed a secondary offering of 8.6 million shares of its Class A common stock at a public offering price of $22.50 per share. The shares sold in the offering were sold by certain affiliates of TPG, The Advisory Board, UPMC, Ptolemy Capital, LLC (together, the “Investor Stockholders”) and certain management selling stockholders (together with the Investor Stockholders, the “Selling Stockholders”). The Company did not receive any proceeds from the sale of the shares. The shares sold in the offering consisted of 6.4 million existing shares of the Company’s Class A common stock owned and held by the Selling Stockholders and 2.2 million newly-issued shares of the Company’s Class A common stock received by certain Investor Stockholders pursuant to the exercise of an existing exchange right under the Exchange Agreement. The newly-issued shares of the Company’s Class A common stock were issued to certain Investor Stockholders in exchange (the “September Exchange”) for an equal number of shares of the Company’s Class B common stock (which were subsequently canceled) and an equal number of Evolent Health LLC’s Class B common units (“Class B units”). Class B units received by the Company from relevant Investor Stockholders were simultaneously exchanged for an equivalent number of Class A units of Evolent Health LLC, and Evolent Health LLC canceled the Class B units it received in the September Exchange. Also in connection with rights of the stockholders party to the registration rights agreement, in March 2017, the Company completed another secondary offering of 7.5 million shares of its Class A common stock. The underwriters purchased the shares from the selling stockholders at a price of $19.53 per share. The shares sold in the offering were sold by the Investor Stockholders. The Company did not receive any proceeds from the sale of the shares. The March 2017 secondary offering includes a 30-day option period for the underwriters to purchase up to 1,125,000 additional shares of Class A common stock from the Investor Stockholders. The shares sold in the offering consisted of 3.1 million existing shares of the Company’s Class A common stock owned and held by the Investor Stockholders and 4.4 million newly-issued shares of the Company’s Class A common stock received by certain Investor Stockholders pursuant to the exercise of an existing exchange right under the Exchange Agreement. The newly-issued shares of the Company’s Class A common stock were issued to certain Investor Stockholders in exchange (the “March Exchange”) for an equal number of shares of the Company’s Class B common stock (which were subsequently canceled) and an equal number of Class B units. Class B units received by the Company from relevant Investor Stockholders were simultaneously exchanged for an equivalent number of Class A units of Evolent Health LLC, and Evolent Health LLC canceled the Class B units it received in the March Exchange.

Expenses and indemnification

We will pay all expenses relating to any demand, piggyback or shelf registration, other than underwriting discounts and commissions and any transfer taxes, subject to specified conditions and limitations. Pursuant to the terms of the registration rights agreement, we paid $1.6 million in expenses related to the September 2016 secondary offering and we expect to pay approximately $0.8 million in expenses related to the March 2017 secondary offering discussed above. The registration rights agreement includes customary indemnification provisions, including indemnification of the participating holders of shares of Class A common stock and their directors, officers and employees by us for any losses, claims, damages or liabilities in respect thereof and expenses to which such holders may become subject under the Securities Act, state law or otherwise.

Termination of registration rights

The registration rights granted under the registration rights agreement will terminate upon the date the holders of shares that are a party thereto no longer hold any such shares that are entitled to registration rights.

Other relationships

Consulting agreement

On March 12, 2014, we entered into a consulting agreement with NCP, Inc., which is an entity controlled by a member of our Board, Norman Payson, MD, pursuant to which NCP, Inc. agreed to provide certain consulting and advisory services to us. Pursuant to this consulting agreement, NCP, Inc. receives an annual fee of $0.2 million, plus reimbursement of business expenses.

Lease agreement

We are party to a lease with The Advisory Board Company for our San Francisco office space. For the year ended December 31, 2016, total payments under this lease were approximately $0.2 million. We anticipate total payments of approximately $0.1 million under this lease through the expiration of the lease in July 2017.

Commercial agreements with certain investors

As described below, Evolent Health LLC is a party to various commercial agreements with UPMC, which beneficially owned approximately 16.1% of our outstanding Class A common stock as of April 18, 2017, and The

Advisory Board, which beneficially owned approximately 7.2% of our outstanding Class A common stock as of April 18, 2017, and approximately 28.2% of our outstanding Class B common stock as of April 18, 2017.

Services, reseller and non-competition agreements

The Company and UPMC are parties to a Reseller, Services and Non-Competition Agreement, dated August 31, 2011, which was amended and restated by the parties on June 27, 2013 (as amended through the date hereof, the “UPMC Reseller Agreement”). Under the terms of the UPMC Reseller Agreement, UPMC has appointed the Company as a non-exclusive reseller of certain UPMC third party administration services (“TPA”). The UPMC Reseller Agreement includes certain non-compete provisions applicable to the Company, including certain regional restrictions as well as restrictions prohibiting the Company from providing certain TPA services to a limited number of third parties for a certain period of time. Subject to these limitations, the Company is not otherwise restricted from providing TPA services to third parties. The UPMC Reseller Agreement also restricts UPMC’s right to sell certain products and services to certain Evolent Health LLC partners and certain prospective partners. UPMC and Evolent Health LLC have agreed to indemnify each other for any losses, including those relating to material breach of the UPMC Reseller Agreement. Each of UPMC and Evolent Health LLC may terminate the UPMC Reseller Agreement for cause, subject to a specified notice period. We had expenses attributable to UPMC of $5.0 million and $24.1 million under the UPMC Reseller Agreement during the three months ended March 31, 2017, and the year ended December 31, 2016, respectively.

The Company and The Advisory Board are parties to a Services, Reseller, and Non-Competition Agreement, dated August 31, 2011, which was amended and restated by the parties on May 1, 2015, (as amended through the date hereof, the “Advisory Board Company Reseller Agreement”). In accordance with the termination provisions of the Advisory Board Company Reseller Agreement, the Company gave notice of termination to The Advisory Board and the Advisory Board Company Reseller Agreement is expected to terminate on July 20, 2017. Under the terms of the Advisory Board Company Reseller Agreement, The Advisory Board has a right of first offer to provide certain specified services to Evolent Health LLC and Evolent Health LLC’s partners, including physician practice management consulting, services to optimize or implement a partner’s electronic medical records system and clinical documentation improvement services. The Advisory Board Reseller Agreement does not preclude Evolent Health LLC from offering and providing these services directly to its partners, subject to The Advisory Board’s right of first offer and certain non-competition provisions. The non-competition provision of The Advisory Board Reseller Agreement prohibits Evolent Health LLC from promoting, marketing, offering or selling, among other things, certain unbundled technology solutions, consulting services unless reasonably expected to lead to a long-term services contract or be part of a Blueprint engagement, or certain other services that are substantially similar to or competitive with certain Advisory Board services. Accordingly, that agreement prohibits us from selling software or technology services on a standalone basis, but permits us to sell such services if they are part of an integrated offering to our partners and such services account for no more than 50% of the aggregate revenue attributable to our partner during the term of the contract. The non-competition provision also prohibits The Advisory Board from offering certain products substantially similar to those offered by Evolent Health LLC to certain of our partners or prospective partners. In addition, The Advisory Board Reseller Agreement requires Evolent Health LLC to pay The Advisory Board specified fees in the event that a client of The Advisory Board terminates or fails to renew its contract with The Advisory Board and, within six months of such termination or non-renewal, begins using services or technology from Evolent Health LLC that makes The Advisory Board products or services redundant in a material respect, subject to certain exceptions. The Advisory Board Reseller Agreement also requires Evolent Health LLC and The Advisory Board to pay each other fees if either party refers new customers to the other party, subject to certain conditions and limitations. Evolent Health LLC must provide these referred customers with certain services for a specified minimum period of no less than two years and guarantees the payment of certain fees to The Advisory Board for each year the referred customer receives The Advisory Board services. The Advisory Board and Evolent Health LLC have agreed to indemnify each other for any losses, including those relating to material breach of The Advisory Board Reseller Agreement. Each of The Advisory Board and Evolent Health LLC may terminate The Advisory Board Reseller Agreement for cause, subject to a specified notice period. We had expenses attributable to The Advisory Board of less than $0.1 million and $0.1 million under The Advisory Board Reseller Agreement during the three months ended March 31, 2017, and fiscal 2016, respectively.

The Company and The Advisory Board entered into a Services Agreement on October 13, 2016, (“The Advisory Board Services Agreement”) pursuant to which the parties agreed to partner to provide certain services to build and operate an enterprise risk adjustment infrastructure for a customer of the Company. The parties have agreed to indemnify each other for certain losses in connection with The Advisory Board Services Agreement. Either party may terminate the agreement for cause, subject to specified notice periods. We incurred expenses of $0.2 million and $0.2 million under The Advisory Board Services Agreement during the three months ended March 31, 2017, and fiscal 2016, respectively.

License agreements

In connection with its formation, Evolent Health LLC entered into the UPMC IP Agreement, pursuant to which UPMC granted Evolent Health LLC a license to certain intellectual property, subject to certain time and use limitations, in exchange for its equity interest in Evolent Health LLC. UPMC and Evolent Health LLC have agreed to indemnify each other for any losses including those relating to material breach of the UPMC IP Agreement. The UPMC IP Agreement will terminate if we are acquired by specified entities, including certain competitors of UPMC, or upon material breach of the license granted therein.

In connection with its formation, Evolent Health LLC also entered into the UPMC Technology Agreement, pursuant to which UPMC granted to Evolent Health LLC a license to use and sublicense a technology platform developed by UPMC which enables the sharing of key, actionable information among hospitals, clinicians, health plan and other healthcare resources, subject to certain time and use limitations, in exchange for its equity interest in Evolent Health LLC. UPMC and Evolent Health LLC have agreed to indemnify each other for any losses including those relating to material breach of the UPMC Technology Agreement. The UPMC Technology Agreement will terminate if we are acquired by specified entities, including certain competitors of UPMC, or upon material breach of the license granted therein.

In addition, in connection with its formation, Evolent Health LLC entered into The Advisory Board IP Agreement, pursuant to which The Advisory Board granted Evolent Health LLC a license to use, reproduce, modify and access a business plan and operating model designed and created by The Advisory Board for Evolent Health LLC, in exchange for its equity interest in Evolent Health LLC. The Advisory Board IP Agreement also grants Evolent Health LLC access to certain analysis, data and proprietary information of The Advisory Board, and provides Evolent Health LLC with a membership in The Advisory Board’s healthcare industry program, access to key Advisory Board personnel and assistance in its promotion and sales efforts. The Advisory Board and Evolent Health LLC have agreed to indemnify each other for any losses including those relating to material breach of The Advisory Board IP Agreement. The Advisory Board IP Agreement will terminate upon material breach of the license granted therein.

Valence acquisition

On October 3, 2016, the Company acquired all of the outstanding shares of capital stock of Valence Health, Inc., a Delaware corporation (“Valence”). The Company issued approximately 7.05 million shares of its Class A common stock and paid $50.3 million in cash with cash on hand to the former Valence stockholders in connection with the acquisition of Valence. As part of the transaction, the Company issued 3,109,578 shares of Class A common stock to North Bridge Growth Equity I, L.P. (“NBGE”), a former Valence stockholder. NBGE beneficially owned 5.5% of our Class A common stock as of April 18, 2017.

The merger agreement contains customary indemnification provisions. A portion of the share consideration is being held in escrow as partial security for the indemnification obligations of the Valence securityholders and other recipients of merger consideration, including 93,879 shares of the Company’s Class A common stock held in escrow on behalf of NBGE. The consideration remaining in escrow will be released after 15 months from the closing date of the merger, less the aggregate amount of any pending and unresolved claims as of such date.

In conjunction with our acquisition of Valence, we entered a Master Service Agreement (the “MSA”), as well as a Transition Service Agreement (the “TSA”) with Cicerone Health, the surviving Valence Health, Inc. state insurance cooperative business not acquired by the Company (“CHS”). Under the MSA, the Company has agreed to provide service information technology, system configuration and medical management services to CHS’s state insurance cooperative clients until December 31, 2018. Under the TSA, the Company will provide back-office information technology support to CHS and CHS will provide back office finance and human resources support to the Company until December 31, 2017. Total expenses attributable to CHS, an entity in which NBGE (together with other former Valence stockholders) owns an interest, under the TSA in the three months ended March 31, 2017, and fiscal 2016 were $0.3 million and $0.2 million, respectively. Total revenue attributable to CHS under the TSA and the MSA in the three months ended March 31, 2017, and fiscal 2016 was $4.1 million and $2.4 million, respectively.

Other transactions

From time to time, we have engaged in equity and debt financing transactions with our existing investors, including TPG, UPMC and The Advisory Board and from time to time we consider engaging in such transactions in the future.

We have an agreement with Health Fidelity, Inc., an entity in which UPMC holds an interest, under which Health Fidelity, Inc. provides certain risk adjustment software services to us in the ordinary course of business. Total expenses attributable to Health Fidelity, Inc. in the three months ended March 31, 2017, and in fiscal 2016 were $1.6 million and $4.2 million, respectively.

Indemnification of directors and officers

Our amended and restated by-laws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by the DGCL. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification and expense reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also require us to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Policies and procedures for related party transactions

Our Board has adopted a written policy for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than 5% of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Audit Committee (or its Chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his or her designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 since the beginning of the previous fiscal year; (ii) the Company is, will or may be expected to be a participant; and (iii) any related person has or will have a direct or indirect material interest.

The Audit Committee (or the Chair or other committee member as the case may be) may take into account such factors it deems appropriate in its determination to approve or ratify a transaction, which may include:

•	The extent of the related person’s interest in the transaction;

•	Whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

•	Whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	Whether the transaction is in the best interests of the Company and its stockholders;

•	Whether the transaction is consistent with any conflict of interest policy set forth in the Company’s Standards of Business Conduct and other policies; and

•
Whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director under the NYSE listing standards or our corporate governance policy; (ii) an “outside director” under Code Section 162(m) or a “non-employee director” under Rule 16b--3 under the Exchange Act, if such director serves on the Compensation Committee; or (iii) an independent director under Rule 10A-3 of the Exchange Act and the NYSE listing standards, if such director serves on the Audit Committee.

The Audit Committee (or the Chair as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including, but not limited to:

•	Conditions relating to ongoing reporting to the Audit Committee and other internal reporting;

•	Limitations on the dollar amount of the transaction;

•	Limitations on the duration of the transaction or the Audit Committee’s approval of the transaction; and

Other conditions for the protection of the Company and to avoid conferring an improper benefit, or creating the appearance of a conflict of interest.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.

Stockholder Proposals

If any stockholder wishes to propose a matter for consideration at our 2018 annual meeting of stockholders, the proposal should be mailed by certified mail return receipt requested to our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8 of the Exchange Act) for inclusion in our 2018 annual meeting proxy statement and form of proxy, a proposal must be received by our Secretary on or before the close of business on December 28, 2017. In addition, our amended and restated by-laws require advance notice of stockholder proposals to be brought before a stockholders meeting (other than proposals under Rule 14a-8), including nominations of persons for election as directors. To be timely, notice to our Secretary must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2018 annual meeting, such a proposal must be received by the Company on or after January 9, 2018, but no later than February 8, 2018. If the date of the 2018 annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the Annual Meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the 10th day following the day on which the public announcement of the date of such meeting is first made.

Attendance at the Meeting

All stockholders of record of shares of Class A common stock and Class B common stock at the close of business on the record date, or their designated proxies, are authorized to attend the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee, you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the Annual Meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement, notice of internet availability and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker, or notify us by writing to our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203, or via phone at 1-844-246-2928. If you share an address with another stockholder and have received only one set of this year’s proxy materials and you wish to receive a separate copy, please notify us by writing to our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203, or via phone at 1-844-246-2928 and we will deliver a separate copy to you promptly.

Other Matters

The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of our Board of Directors,

Jonathan D. Weinberg
General Counsel and Secretary

Arlington, VA
April 27, 2017

ANNUAL MEETING OF STOCKHOLDERS OF

EVOLENT HEALTH, INC.

June 8, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card
are available at http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

00033330000000000000 2 060817

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE "FOR" ALL NOMINEES UNANIMOUSLY IN THE ELECTION OF CLASS II DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Election of Directors:			
a) Diane Holder	☐	☐	☐
b) Matthew Hobart	☐	☐	☐
c) Michael D'Amato	☐	☐	☐
2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

This section must be completed for your vote to be counted. Date and Sign Below.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, custodian or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

EVOLENT HEALTH, INC.

Proxy for Annual Meeting of Stockholders on June 8, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jonathan D. Weinberg, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated on the reverse side of this form and, in his discretion, to vote upon such other business as may properly come before such meeting, all shares of Common Stock of the undersigned in Evolent Health, Inc. at the Annual Meeting of Stockholders of the Company to be held on June 8, 2017 at 10:00 a.m. local time, at the Company's headquarters, 800 N. Glebe Road, Suite 500, Arlington, VA 22203, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

EVOLENT HEALTH, INC.

June 8, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EDT, June 7, 2017.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at http://ir.evolenthealth.com/Annual-Reports-Proxy-Statements

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

00033330000000000000 2 060817

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE "FOR" ALL NOMINEES UNANIMOUSLY IN THE ELECTION OF CLASS II DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Election of Directors:			
a) Diane Holder	☐	☐	☐
b) Matthew Hobart	☐	☐	☐
c) Michael D'Amato	☐	☐	☐
2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

This section must be completed for your vote to be counted. Date and Sign Below.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.